The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(3)
SEC File No. 333-129027
Subject to Completion, Dated May 8, 2006
PRELIMINARY PROSPECTUS SUPPLEMENT
       (To Prospectus dated December 7, 2005)
8,000,000 Shares
BioMed Realty Trust, Inc.
Common Stock

        We are offering 8,000,000 shares of our common stock in this offering. All of the shares of our common stock offered pursuant to this prospectus supplement and the accompanying prospectus are being sold by us. We will receive all of the net proceeds from the sale of our common stock.
      Our common stock is listed on the New York Stock Exchange under the symbol “BMR.” The last reported sale price of our common stock on the New York Stock Exchange on May 5, 2006 was $28.65 per share.
      To assist us in complying with certain federal income tax requirements applicable to real estate investment trusts, or REITs, our charter contains certain restrictions relating to the ownership and transfer of our stock, including an ownership limit of 9.8% on our common stock. See “Restrictions on Ownership and Transfer” beginning on page 24 of the accompanying prospectus.
You should consider the risks that we have described in “Risk Factors” beginning on page S-5 of this prospectus supplement and beginning on page 8 of our Annual Report on Form 10-K for the year ended December 31, 2005 before buying shares of our common stock.

	Per	Total
	Share	($ in 000s)

Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

      The underwriters may purchase up to an additional 1,200,000 shares from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement, to cover over-allotments.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
      The underwriters expect to deliver the shares to purchasers on or before May      , 2006.

RAYMOND JAMES

CITIGROUP

KEYBANC CAPITAL MARKETS

WACHOVIA SECURITIES

FRIEDMAN BILLINGS RAMSEY

RBC CAPITAL MARKETS

STIFEL NICOLAUS

BB&T CAPITAL MARKETS
The date of this prospectus supplement is May      , 2006

PROSPECTUS SUPPLEMENT
PROSPECTUS
      You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus supplement and the accompanying prospectus. We are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as information we previously filed with the Securities and Exchange Commission and incorporated herein by reference, is accurate only as of their respective dates or on other dates which are specified in those documents, regardless of the time of delivery of this prospectus supplement or of any sale of the common stock.

i

This document is being issued in the United Kingdom solely to and directed at persons who have professional experience in matters relating to investments who fall within article 19(1) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or are persons falling within article 49(2)(A) to (D) (“High net worth companies, unincorporated associations, etc”) of the Order.
This document is exempt from the general restriction under English law on the communication of invitations or inducements to enter into investment activity and has therefore not been approved by an authorized person, as would otherwise be required by section 21 of the Financial Services and Markets Act 2000. Any investment to which this document relates is available only to (and any investment activity to which it relates will be engaged in only with) those persons described above. Persons who do not fall within the above category of investor should not take any action based upon this document and should not rely on it.

ii

PROSPECTUS SUPPLEMENT SUMMARY
      This summary may not contain all the information that may be important to you. Before making an investment decision, you should read this entire prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein, including the financial statements and related notes and the “Risk Factors” section in our Annual Report on Form 10-K for the year ended December 31, 2005. References in this prospectus supplement and the accompanying prospectus to “we,” “our,” “us” and “our company” refer to BioMed Realty Trust, Inc., a Maryland corporation, BioMed Realty, L.P., and any of our other subsidiaries. BioMed Realty, L.P. is a Maryland limited partnership of which we are the sole general partner and to which we refer in this prospectus supplement and the accompanying prospectus as our operating partnership. Unless otherwise indicated, the information contained in this prospectus supplement assumes that the underwriters’ over-allotment option is not exercised.
BioMed Realty Trust, Inc.
      We are a REIT focused on acquiring, developing, owning, leasing and managing laboratory and office space for the life science industry. We were formed on April 30, 2004 and commenced operations after completing the initial public offering, or IPO, of our common stock in August 2004. Our tenants primarily include biotechnology and pharmaceutical companies, scientific research institutions, government agencies and other entities involved in the life science industry. Our properties and primary acquisition targets are generally located in markets with well-established reputations as centers for scientific research, including Boston, San Diego, San Francisco, Seattle, Maryland, Pennsylvania and New York/New Jersey, as well as in research parks near or adjacent to universities.
      As of March 31, 2006, we owned 42 properties consisting of 63 buildings with approximately 4.8 million rentable square feet of laboratory and office space, which was approximately 89.2% leased to 86 tenants. We also owned undeveloped land that we estimate can support up to approximately 800,000 rentable square feet of laboratory and office space.
      Our senior management team has significant experience in the real estate industry, principally focusing on properties designed for life science tenants. We operate as a fully integrated, self-administered and self-managed REIT, providing management, leasing, development and administrative services to our properties. As of March 31, 2006, we had 51 employees.
      Our principal offices are located at 17140 Bernardo Center Drive, Suite 222, San Diego, California 92128. Our telephone number at that location is (858) 485-9840. Our website is located at www.biomedrealty.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus supplement, the accompanying prospectus or any other report or document we file with or furnish to the Securities and Exchange Commission.

Recent Developments
Human Genome Sciences Properties Acquisition
      On May 2, 2006, we signed a definitive purchase and sale agreement with Human Genome Sciences, Inc., or HGSI, to acquire HGSI’s large-scale manufacturing and headquarters office and laboratory facilities located in Rockville, Maryland, which we refer to in this prospectus supplement as the HGSI properties.
      Transaction details:

•	The HGSI properties include a total of approximately 925,000 rentable square feet of existing laboratory, office and manufacturing space. The headquarters facility consists of three recently constructed buildings representing approximately 635,000 rentable square feet and a parking structure, as well as undeveloped land that we estimate can support over 500,000 rentable square feet of additional laboratory and office space. The large-scale manufacturing facility represents approximately 290,000 rentable square feet.

•	The total purchase price will be approximately $425.0 million, excluding closing costs, approximately $200.0 million of which is attributable to the large-scale manufacturing facility and $225.0 million of which is attributable to the headquarters facility and the undeveloped land. We have made a deposit of $20.0 million upon signing the purchase agreement.

•	Upon the completion of our acquisition of the HGSI properties, HGSI will lease the buildings from us pursuant to two 20-year triple-net leases. The leases provide HGSI with the right to extend each lease for two 10-year terms and require HGSI to provide a security deposit of $19.75 million under each lease, which is equal to one-year’s rent.

•	Pursuant to the terms of the purchase and sale agreement, HGSI has the right to repurchase the large-scale manufacturing facility from us within the first four years after lease commencement, upon giving us one year’s prior written notice, at a purchase price that provides us with a 15% unleveraged internal rate of return on the original purchase price of the property (net of all base rent received). HGSI has the right to repurchase the headquarters facility from us approximately 10 years after lease commencement, upon giving us at least one year’s prior written notice, at a purchase price of approximately $300.0 million in cash.

•	HGSI also has granted us a right of first refusal with respect to the purchase of two adjacent properties representing approximately 178,000 rentable square feet.

•	Our obligation to purchase the properties is subject to certain limited conditions, and we and HGSI may agree to close the acquisitions of the manufacturing and headquarters facilities on the same date or separate dates. Subject to satisfactory completion of closing conditions, our acquisition of the HGSI properties is anticipated to close in the second quarter of 2006.
      On May 2, 2006, we obtained a commitment letter from KeyBank National Association, or KeyBank, for a bridge loan equal to approximately $150.0 million. The bridge loan will have a term of three months and will bear interest at a floating rate equal to, at our option, either (1) LIBOR plus 140 basis points or (2) the prime rate then in effect. The bridge loan will be secured by the HGSI headquarters facility and any related collateral. The commitment will expire on May 31, 2006 unless a definitive bridge loan agreement has been signed by that date.

      We intend to fund a portion of the purchase price of our acquisition of the HGSI properties with the net proceeds of this offering of our common stock. We plan to fund the balance of the purchase price of the acquisition with borrowings under our existing $250.0 million revolving credit facility and the bridge loan with KeyBank described above.
Other Recent Events
      On April 7, 2006, we completed the acquisition of a property located at 58 Charles Street in Cambridge, Massachusetts, our eleventh property in the Boston market. The property consists of a 47,912 square-foot facility which was 94% leased to five tenants at acquisition. The total purchase price was approximately $13.2 million, paid in cash.
      On March 15, 2006, we announced the promotion of John F. Wilson, II to the newly created position of Executive Vice President — Operations, effective March 27, 2006, and also announced that R. Kent Griffin, Jr., formerly Senior Vice President in the real estate investment banking group at Raymond James and Associates, Inc., was joining the company as Chief Financial Officer effective March 27, 2006.
      On March 10, 2006, we signed a definitive purchase and sale agreement to purchase a property located at 10835 Road to the Cure in San Diego, California. The property consists of a 64,800 square-foot two-story laboratory facility. The total purchase price is expected to be approximately $23.3 million, which will be funded with cash and the assumption of approximately $15.8 million of mortgage indebtedness. The acquisition of this property is currently scheduled to close in the third quarter of 2006 and is subject to customary closing conditions, including the assumption of the existing mortgage loan.
      On January 13, 2006, we completed the acquisition of a property located at 900 Uniqema Boulevard in New Castle, Delaware. The property consists of an 11,293 square-foot single-story laboratory facility. The total purchase price of approximately $4.7 million was funded with cash and the assumption of approximately $1.8 million of mortgage indebtedness.
      On January 12, 2006, we completed the acquisition of the land at 530 Fairview Avenue in Seattle, Washington through our joint venture with an affiliate of EDG Commercial Real Estate. The total purchase price was approximately $2.7 million, paid in cash. We entered into the joint venture to develop a five-story, 93,000 square-foot laboratory facility to be named the Fairview Research Center. We have a 90% interest in the joint venture.

The Offering

Common stock offered by us	8,000,000 shares(1)

Common stock to be outstanding after this offering	54,781,632 shares(2)

Use of proceeds	We expect that the net proceeds of this offering will be approximately $219.5 million after deducting underwriting discounts and commissions and our expenses (and approximately $252.5 million if the underwriters exercise their over-allotment option in full). We will contribute the net proceeds of this offering to our operating partnership. Our operating partnership expects to subsequently use the net proceeds to fund a portion of the purchase price of our acquisition of the HGSI properties. We plan to fund the balance of the purchase price of the acquisition with borrowings under our existing $250.0 million revolving credit facility, and a bridge loan for which we obtained a commitment letter from KeyBank. In the event that we do not consummate our acquisition of the HGSI properties, we plan to use the net proceeds to repay the outstanding indebtedness under our existing $250.0 million revolving credit facility, to fund future property acquisitions and for other general corporate and working capital purposes.

New York Stock Exchange symbol	BMR

Risk factors	See “Risk Factors” included in this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2005, as well as other information included in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

(1)	9,200,000 shares of common stock if the underwriters exercise their over-allotment option in full.

(2)	55,981,632 shares of common stock if the underwriters exercise their over-allotment option in full. Based on the number of shares of common stock outstanding as of March 31, 2006 and excludes (a) 2,863,564 shares issuable upon conversion of outstanding units of our operating partnership, (b) 1,890,868 shares available for future issuance under our incentive award plan and (c) 270,000 shares issuable upon exercise of a warrant issued to Raymond James & Associates, Inc. in connection with our IPO.

RISK FACTORS
      Investment in the shares offered pursuant to this prospectus supplement and the accompanying prospectus involves risks. In addition to the information presented in this prospectus supplement and the accompanying prospectus and the risk factors in our most recent Annual Report on Form 10-K and other filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are incorporated by reference in this prospectus supplement and the accompanying prospectus, you should consider carefully the following risk factors before deciding to purchase these shares.
      We may fail to consummate our acquisition of the HGSI properties.
      This offering will be consummated prior to the closing of our acquisition of the HGSI properties. The net proceeds of the offering are intended to be used to fund a portion of the purchase price of the acquisition. The consummation of the acquisition is itself subject to closing conditions, including execution of leases with HGSI and the termination of any other leases with respect to the HGSI properties. We intend to consummate our acquisition of the HGSI properties as soon as possible; however, there can be no assurance that the conditions required to consummate the acquisition will be satisfied on the anticipated schedule or at all.
      In addition, the net proceeds of this offering will only provide a portion of the funds necessary to consummate the acquisition. We may be unable to secure additional financing for the remainder of the purchase price of the acquisition on favorable terms or at all. Though we have obtained a commitment letter for a bridge loan from KeyBank to fund a portion of the purchase price of the acquisition, there can be no assurance that we will successfully obtain the bridge loan. If we are unable to execute a definitive agreement with KeyBank evidencing the bridge loan by May 31, 2006, the commitment letter will expire.
      In the event that we fail to consummate the acquisition, we will have issued a significant number of additional shares of our common stock and we will not have acquired the revenue generating assets that will be required to produce the earnings and cash flow we anticipate the acquisition will provide. As a result, failure to consummate the acquisition could significantly and adversely affect our financial condition, results of operations and trading price of our common stock.
      We intend to incur additional debt in order to consummate our acquisition of the HGSI properties, which will expose us to increased risk of property losses and may have adverse consequences on our business operations and our ability to make distributions to you.
      We intend to incur additional debt in order to consummate our acquisition of the HGSI properties. We have obtained a commitment letter for a bridge loan from KeyBank, under which we intend to borrow approximately $150.0 million to fund a portion of the purchase price of the acquisition. Our use of debt to finance the remaining portion of the purchase price of the acquisition, including through borrowings under our existing $250.0 million revolving credit facility, may have adverse consequences, including the following:

•	Required payments of principal and interest may be greater than our cash flow from operations.

•	We may be forced to dispose of one or more of our properties, possibly on disadvantageous terms, to make payments on our debt.

•	If we default on our debt obligations, the lenders or mortgagees may foreclose on our properties that secure those loans. Further, if we default under a mortgage loan, we will automatically be in default on any other loan that has cross-default provisions, and we may lose the properties securing all of these loans.

•	A foreclosure on one of our properties will be treated for income tax purposes as a sale of the property for a purchase price equal to the outstanding balance of the secured debt. If the outstanding balance of the secured debt exceeds our tax basis in the property, we would recognize taxable income on foreclosure without realizing any accompanying cash proceeds to pay the tax (or to make distributions based on REIT taxable income).

•	We may not be able to refinance or extend our existing debt. If we cannot repay, refinance or extend our debt at maturity, in addition to our failure to repay our debt, we may be unable to make distributions to our stockholders at expected levels or at all.

•	Even if we are able to refinance or extend our existing debt, the terms of any refinancing or extension may not be as favorable as the terms of our existing debt. If the refinancing involves a higher interest rate, it could adversely affect our cash flow and ability to make distributions to stockholders.
      The term of the bridge loan is three months, after which we have the option to extend the maturity for another three months. To the extent we are unable to obtain permanent financing to replace the bridge loan, and we are unable to repay the bridge loan, the lender will have the right to foreclose on the HGSI properties, which could harm our financial condition, results of operations and ability to make distributions to you.
      As of March 31, 2006, we had outstanding mortgage indebtedness of $246.4 million (including unamortized debt premium of $14.5 million), secured by 14 properties, as well as $2.2 million representing our pro rata investment in an unconsolidated partnership. As of March 31, 2006, we had $30.7 million outstanding under our existing $250.0 million revolving credit facility.
      Several of the underwriters may have conflicts of interest that arise out of contractual relationships they or their affiliates have with us.
      We have obtained a commitment letter for the bridge loan from KeyBank National Association, an affiliate of KeyBanc Capital Markets, a division of McDonald Investments Inc. The net proceeds of the bridge loan will be used to fund a portion of the purchase price of the acquisition of the HGSI properties. We also intend to borrow additional amounts under our existing $250.0 million revolving credit facility to fund a portion of the purchase price of the HGSI properties acquisition, which facility includes lenders who are affiliates of several underwriters participating in this offering, including KeyBanc Capital Markets, a division of McDonald Investments Inc., RBC Capital Markets Corporation and Raymond James & Associates, Inc. Further, Raymond James & Associates, Inc. will receive an advisory fee of $1.0 million in connection with our acquisition of the HGSI properties. Each of these arrangements will result in increased fees to these underwriters or their affiliates and are dependent upon completion of the acquisition of the HGSI properties. Because the net proceeds of this offering represents a significant source of funding of the purchase price for the HGSI properties, these underwriters and their affiliates have an interest in the successful completion of this offering beyond the customary underwriting discounts and commissions received by the underwriters in this offering, which could result in a conflict of interest and cause them to act in a manner that is not in the best interests of us or our investors in this offering.
      We may be unable to invest the net proceeds of this offering on acceptable terms or at all, which would harm our financial condition, results of operations and ability to make distributions to you.
      We will receive approximately $219.5 million of net proceeds from this offering, which will be available to fund a portion of the purchase price of our acquisition of the HGSI properties. Until we close on our acquisition of the HGSI properties, we intend to invest the net proceeds of this offering in interest-bearing accounts and short-term, interest-bearing securities, which are consistent with our intention to qualify for taxation as a REIT. We cannot assure you that we will close on our acquisition of the HGSI properties. To the extent we do not close on the acquisition of the HGSI properties, we will evaluate the market for available properties and acquire office, laboratory and other properties when opportunities exist, and we will have broad authority to invest the net proceeds of this offering in any real estate investments that we may identify in the future. We cannot assure you that we will be able to identify real estate investments that meet our investment criteria, that we will be successful in completing any investment we identify or that any investment we complete using the net proceeds of this offering will produce a return on our investment.
      Subject to certain conditions, HGSI has the right to repurchase the HGSI large-scale manufacturing facility from us on one year’s prior written notice at any time within the next four years. To the extent that HGSI exercises this purchase option and we are unable to reinvest the net proceeds from the repurchase, it may affect our financial condition, results of operations and ability to make distributions to you.
      Under the terms of the purchase and sale agreement, HGSI has the right to repurchase the HGSI large-scale manufacturing facility from us within the first four years after lease commencement, upon giving us one year’s prior written notice, at a purchase price that provides us with a 15% unleveraged internal rate of return on the original purchase price of the property (net of all base rent received). If HGSI exercises and closes this repurchase option, we will have broad authority to invest the net proceeds from the sale in real estate investments that we may identify in the future. We cannot assure you that we will be able to identify real estate investments that meet our investment criteria, that we will be successful in completing any investment we identify or that any investment we complete using the net proceeds from the sale of the HGSI property will produce a return on our investment, which may affect our financial condition, results of operations and ability to make distributions to you.
      Because we lease our properties to a limited number of tenants, and to the extent we depend on a limited number of tenants in the future, the inability of any single tenant to make its lease payments could adversely affect our business and financial condition and our ability to make distributions to you.
      As of March 31, 2006, we had 86 tenants in 42 properties. Assuming our acquisition of the HGSI properties and the execution of the leases with HGSI had been completed as of January 1, 2006, HGSI would have represented approximately 27.2% of our consolidated rental revenues and approximately 17.9% of our total leased rentable square footage for the three months ended March 31, 2006. While we evaluate the creditworthiness of our tenants by reviewing available financial and other pertinent information, there can be no assurance that any tenant will be able to make timely rental payments or avoid defaulting under its lease. HGSI experienced a net loss of approximately $240.0 million for the year ended December 31, 2005. If HGSI experiences financial difficulties, such as a bankruptcy, insolvency, general downturn in its business or an inability to raise additional funds for its operations, HGSI may be unable to comply with the terms of its leases with us, including a failure to pay rent. Although we have a security deposit equal to one year’s rent, if HGSI defaults, we may experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment or finding another tenant to lease the property. Because we depend on rental payments from a limited number of tenants, the inability of any single tenant, including HGSI, to make its lease payments could adversely affect our business and financial condition and our ability to make distributions to you.
      The number of shares of our common stock available for future sale could adversely affect the market price of our common stock.
      We cannot predict whether future issuances of shares of our common stock or the availability of shares for resale in the open market will decrease the market price per share of our common stock. Upon completion of this offering, we will have outstanding 54,781,632 shares of our common stock (55,981,632 shares if the underwriters exercise their over-allotment option in full), as well as units in our operating partnership which may be exchanged for 2,863,564 shares of our common stock, based on the number of shares of common stock and operating partnership units outstanding as of March 31, 2006. In addition, as of March 31, 2006, we had reserved an additional 1,890,868 shares of common stock for future issuance under our incentive award plan and have issued a warrant to Raymond James & Associates, Inc.

in connection with our IPO to purchase 270,000 shares of our common stock at the IPO price. Sales of substantial amounts of shares of our common stock in the public market, or upon exchange of operating partnership units, or the perception that such sales might occur, could adversely affect the market price of our common stock.
      Any of the following could have an adverse effect on the market price of our common stock:

•	the exercise of the underwriters’ over-allotment option,

•	the exchange of operating partnership units for common stock,

•	additional grants of restricted stock or other securities to our directors, executive officers and other employees under our incentive award plan,

•	the exercise of the warrant we have issued to Raymond James & Associates, Inc.,

•	issuances of preferred stock with liquidation or distribution preferences, and

•	other issuances of our common stock.
      Additionally, the existence of operating partnership units, and shares of our common stock reserved for issuance upon exchange of operating partnership units and under our incentive award plan and the warrant issued to Raymond James & Associates, Inc., may adversely affect the terms upon which we may be able to obtain additional capital through the sale of equity securities. In addition, future sales of shares of our common stock may be dilutive to existing stockholders.
      In connection with this offering, each of our executive officers entered into a lock-up agreement restricting the sale of his shares for up to 30 days following the completion of this offering. Raymond James & Associates, Inc., at any time, may release all or a portion of the common stock subject to the foregoing lock-up provisions. When determining whether or not to release shares subject to a lock-up agreement, Raymond James & Associates, Inc. will consider, among other factors, the person’s reasons for requesting the release, the number of shares for which the release is being requested and the possible impact of the release of the shares on the market price of our common stock. If the restrictions under such agreements are waived, the affected common stock may be available for sale into the market, which could reduce the market price of our common stock.
      From time to time we also may issue shares of our common stock or operating partnership units in connection with property, portfolio or business acquisitions. We may grant additional demand or piggyback registration rights in connection with these issuances. Sales of substantial amounts of our common stock, or the perception that these sales could occur, may adversely affect the prevailing market price of our common stock or may adversely affect the terms upon which we may be able to obtain additional capital through the sale of equity securities.

FORWARD-LOOKING STATEMENTS
      We make statements in this prospectus supplement and the accompanying prospectus that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (set forth in Section 27A of the Securities Act of 1933, as amended, or Securities Act, and Section 21E of the Exchange Act). In particular, statements pertaining to our anticipated acquisition of the HGSI properties, our capital resources, portfolio performance and results of operations contain forward-looking statements. Likewise, our statements regarding anticipated growth in our funds from operations and anticipated market conditions, demographics and results of operations are forward-looking statements. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise, and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•	adverse economic or real estate developments in the life science industry or our target markets,

•	general economic conditions,

•	our ability to compete effectively,

•	defaults on or non-renewal of leases by tenants,

•	increased interest rates and operating costs,

•	our failure to obtain necessary outside financing, including under the bridge loan with KeyBank,

•	our ability to successfully complete real estate acquisitions, including, without limitation, the acquisition of the HGSI properties, developments and dispositions,

•	our failure to successfully operate acquired properties and operations,

•	our failure to maintain our status as a REIT,

•	government approvals, actions and initiatives, including the need for compliance with environmental requirements,

•	financial market fluctuations, and

•	changes in real estate and zoning laws and increases in real property tax rates.
      While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section of this prospectus supplement above entitled “Risk Factors” and the “Risk Factors” section in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

USE OF PROCEEDS
      We estimate that the net proceeds of this offering will be approximately $219.5 million, after deducting the underwriting discount and estimated offering expenses we will pay. If the underwriters exercise their over-allotment option in full, our net proceeds will be approximately $252.5 million.
      We will contribute the net proceeds of this offering to our operating partnership. Our operating partnership expects to subsequently use the proceeds to fund a portion of the purchase price of our acquisition of the HGSI properties. We plan to fund the balance of the purchase price of the acquisition with borrowings under our existing $250.0 million revolving credit facility, and a bridge loan for which we obtained a commitment letter from KeyBank.
      Pending application of the net proceeds of this offering, we intend to invest the net proceeds in interest-bearing accounts and short-term, interest-bearing securities, which are consistent with our intention to qualify for taxation as a REIT. There can be no assurance that the conditions required to consummate our acquisition of the HGSI properties will be satisfied on the anticipated schedule or at all. In the event that we do not consummate our acquisition of the HGSI properties, we plan to use the net proceeds to repay the outstanding indebtedness under our existing $250.0 million revolving credit facility, to fund future property acquisitions and for other general corporate and working capital purposes. The lenders under our existing $250.0 million revolving credit facility include affiliates of several underwriters participating in this offering, including Raymond James & Associates, Inc., RBC Capital Markets Corporation and KeyBanc Capital Markets, a division of McDonald Investments Inc. A portion of the net proceeds of this offering will be received by these affiliates in the event that we do not consummate our acquisition of the HGSI properties and we repay borrowings under our existing $250.0 million revolving credit facility.
      As of March 31, 2006, we had $30.7 million outstanding under our existing $250.0 million revolving credit facility. Approximately $17.0 million of these borrowings were used to fund the acquisition of Colorow Drive in December 2005 and the remaining borrowings of $13.7 million were used for working capital. This revolving credit facility matures on May 30, 2008 and bears interest at a floating rate equal to, at our option, either (1) reserve adjusted LIBOR plus a spread which ranges from 120 to 200 basis points, depending on our leverage, or (2) the higher of (a) the prime rate then in effect plus a spread which ranges from 0 to 50 basis points and (b) the federal funds rate then in effect plus a spread which ranges from 50 to 100 basis points, in each case, depending on our leverage. As of March 31, 2006, the weighted-average interest rate on this revolving credit facility was 6.13%. We may extend the maturity of this revolving credit facility to May 30, 2009 after satisfying certain conditions and paying an extension fee.
      In the ordinary course of our business, we continually evaluate properties for possible acquisition by us. At any given time, we may be a party to one or more non-binding letters of intent or conditional purchase agreements with respect to these possible acquisitions and may be in various stages of due diligence and underwriting as part of our evaluations. Consummation of any potential transaction is necessarily subject to significant outstanding conditions, including satisfactory completion of our due diligence or, in the case of letters of intent, the negotiation of definitive purchase or loan agreements. As a result, we can make no assurance that any such transaction will be completed, or, if completed, what the terms or timing of the transaction will be.

CAPITALIZATION
      The following table sets forth the historical consolidated capitalization of our company as of March 31, 2006 and our pro forma consolidated capitalization as of March 31, 2006, as adjusted to give effect to (1) this offering, (2) our acquisition of the HGSI properties (including the financing therefor under our existing $250.0 million revolving credit facility and the bridge loan for which we have obtained a commitment letter from KeyBank), (3) our acquisition of the Charles Street property and (4) the completion of the acquisition of the Road to the Cure property that we currently have under contract.

		Pro Forma
	Historical	Consolidated
	Consolidated	As Adjusted
	($ in 000s)	($ in 000s)

Mortgages and other secured loans	$496,377	$662,599
Unsecured loans and lines of credit	30,700	79,656
Minority interest in our operating partnership	20,367	20,367
Equity:
Common stock, $0.01 par value, 100,000,000 shares authorized, 46,781,632 shares issued and outstanding at March 31, 2006; 54,781,632 shares issued and outstanding on a pro forma basis(1)	466	546
Additional paid-in capital	758,375	977,827
Accumulated other comprehensive income	9,256	9,256
Dividends in excess of earnings	(42,597)	(42,597)

Total stockholders’ equity	725,500	945,032

Total capitalization	$1,272,944	$1,707,654

(1)	The common stock outstanding as shown excludes (a) 2,863,564 shares issuable upon conversion of outstanding units of our operating partnership, (b) 1,890,868 shares available for future issuance under our incentive award plan and (c) 270,000 shares issuable upon exercise of a warrant issued to Raymond James & Associates, Inc. in connection with our IPO.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
      The unaudited pro forma consolidated financial statements of BioMed Realty Trust, Inc., as of March 31, 2006, and for the three months ended March 31, 2006 and the year ended December 31, 2005, are presented as if this common stock offering and related transactions had occurred on March 31, 2006 for the unaudited pro forma consolidated balance sheet, and on the first day of the period presented for the unaudited pro forma consolidated statements of income.
      The unaudited pro forma consolidated financial statements should be read in conjunction with our consolidated historical financial statements and the notes thereto, included in our Annual Report on Form 10-K for the year ended December 31, 2005, and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006 filed with the Securities and Exchange Commission. Certain adjustments have been made to give effect to the operating properties acquired or that are probable to be acquired subsequent to March 31, 2006.
      The unaudited pro forma consolidated financial statements do not purport to represent our financial position or the results of operations that would actually have occurred assuming the completion of the common stock offering and other transactions, nor do they purport to project our financial position or results of operations as of any future date or any future period.

BIOMED REALTY TRUST, INC.
PRO FORMA CONSOLIDATED BALANCE SHEET
March 31, 2006
(Unaudited)
(In thousands)

	Historical
	BioMed	HGSI	Other	Other		Pro Forma
	Realty	Properties	Subsequent	Financing	This	BioMed Realty
	Trust, Inc.	Acquisition	Acquisitions	Transactions	Offering	Trust, Inc.

		(A)	(B)	(C)	(D)
ASSETS
Investment in real estate, net	$1,131,917	$428,000	$33,538	$—	$—	$1,593,455
Investment in unconsolidated partnership	2,476	—	—	—	—	2,476
Cash and cash equivalents	30,365	(428,000)	(16,003)	194,106	219,532	—
Restricted cash	5,844	—	—	—	—	5,844
Accounts receivable, net	5,625	—	—	—	—	5,625
Accrued straight-line rents, net	10,472	—	—	—	—	10,472
Acquired above market leases, net	8,925	—	164	—	—	9,089
Deferred leasing costs, net	130,593	—	3,745	—	—	134,338
Deferred loan costs, net	4,507	—	—	150	—	4,657
Prepaid expenses	2,840	—	—	—	—	2,840
Other assets	13,333	—	—	—	—	13,333

Total assets	$1,346,897	$—	$21,444	$194,256	$219,532	$1,782,129

LIABILITIES AND STOCKHOLDERS’ EQUITY
Mortgage notes payable, net	$246,377	$—	$16,222	$—	$—	$262,599
Secured term loan	250,000	—	—	—	—	250,000
Unsecured line of credit	30,700	—	4,700	44,256	—	79,656
Secured bridge loan	—	—	—	150,000	—	150,000
Security deposits	6,883	—	—	—	—	6,883
Dividends and distributions payable	14,397	—	—	—	—	14,397
Accounts payable, accrued expenses, and other liabilities	24,196	—	—	—	—	24,196
Acquired below market leases, net	28,477	—	522	—	—	28,999

Total liabilities	601,030	—	21,444	194,256	—	816,730

Minority interests	20,367	—	—	—	—	20,367
Stockholders’ equity:
Common stock	466	—	—	—	80	546
Additional paid-in capital	758,375	—	—	—	219,452	977,827
Accumulated other comprehensive income	9,256	—	—	—	—	9,256
Dividends in excess of earnings	(42,597)	—	—	—	—	(42,597)

Total stockholders’ equity	725,500	—	—	—	219,532	945,032

Total liabilities and stockholders’ equity	$1,346,897	$—	$21,444	$194,256	$219,532	$1,782,129

See accompanying notes to pro forma consolidated balance sheet and statements of income.

BIOMED REALTY TRUST, INC.
PRO FORMA CONSOLIDATED STATEMENT OF INCOME
For the Three Months Ended March 31, 2006
(Unaudited)
(In thousands, except per share data)

	Historical	First					Pro Forma
	BioMed	Quarter	HGSI	Other	Other		BioMed
	Realty	2006	Properties	Subsequent	Financing	This	Realty
	Trust, Inc.	Acquisitions	Acquisition	Acquisitions	Transactions	Offering	Trust, Inc.

		(AA)	(BB)	(CC)	(DD)
Revenues:

Rental	$31,178	$13	$11,998	$871	$—	$—	$44,060

Tenant recoveries	12,609	1	439	180	—	—	13,229

Other income	6	—	—	—	—	—	6

Total revenues	43,793	14	12,437	1,051	—	—	57,295

Expenses:

Rental operations	9,543	1	37	81	—	—	9,662

Real estate taxes	4,242	—	432	107	—	—	4,781

Depreciation and amortization	13,361	5	2,379	651	—	—	16,396

General and administrative	4,347	—	50	—	—	—	4,397

Total expenses	31,493	6	2,898	839	—	—	35,236

Income from operations	12,300	8	9,539	212	—	—	22,059

Equity in net income of unconsolidated partnership	20	—	—	—	—	—	20

Interest income	160	—	—	—	—	—	160

Interest expense	(7,784)	(5)	—	(249)	(3,368)	—	(11,406)

Income (loss) before minority interests	4,696	3	9,539	(37)	(3,368)	—	10,833

Minority interest in consolidated partnership	54	—	—	—	—	—	54

Minority interests in operating partnership	(276)	—	—	—	—	(268)	(544	)(EE)

Net income (loss)	$4,474	$3	$9,539	$(37)	$(3,368)	$(268)	$10,343

Pro forma earnings per share — basic(GG)	$0.10						$0.19

Pro forma earnings per share — diluted(GG)	$0.10						$0.19

Pro forma weighted average common shares outstanding — basic(GG)	46,369,605						54,369,605

Pro forma weighted average common shares outstanding — diluted(GG)	49,518,010						57,518,010

See accompanying notes to pro forma consolidated balance sheet and statements of income.

BIOMED REALTY TRUST, INC.
PRO FORMA CONSOLIDATED STATEMENT OF INCOME
For the Year Ended December 31, 2005
(Unaudited)
(In thousands, except per share data)

	Historical	First						Pro Forma
	BioMed	Quarter	HGSI	Other	Other			BioMed
	Realty	2006	Properties	Subsequent	Financing	This	2005	Realty
	Trust, Inc.	Acquisitions	Acquisition	Acquisitions	Transactions	Offering	Acquisitions	Trust, Inc.

		(AA)	(BB)	(CC)	(DD)		(FF)
Revenues:
Rental	$92,650	$322	$47,991	$3,483	$—	$—	$18,873	$163,319
Tenant recoveries	42,232	29	1,757	721	—	—	5,555	50,294
Other income	3,974	—	—	—	—	—	485	4,459

Total revenues	138,856	351	49,748	4,204	—	—	24,913	218,072

Expenses:
Rental operations	34,505	19	149	322	—	—	2,478	37,473
Real estate taxes	11,868	11	1,727	430	—	—	3,500	17,536
Depreciation and amortization	39,378	120	9,516	2,605	—	—	7,627	59,246
General and administrative	13,278	—	200	—	—	—	22	13,500

Total expenses	99,029	150	11,592	3,357	—	—	13,627	127,755

Income from
operations	39,827	201	38,156	847	—	—	11,286	90,317
Equity in net income of unconsolidated partnership	119	—	—	—	—	—	—	119
Interest income	1,333	—	—	—	—	—	—	1,333
Interest expense	(23,226)	(126)	—	(996)	(13,024)	—	(2,141)	(39,513)

Income (loss) before minority interests	18,053	75	38,156	(149)	(13,024)	—	9,145	52,256
Minority interest in consolidated partnerships	267	—	—	—	—	—	—	267
Minority interests operating partnerships	(1,274)	—	—	—	—	(1,352)	—	(2,626	)(EE)

Net income (loss)	$17,046	$75	$38,156	$(149)	$(13,024)	$(1,352)	$9,145	$49,897

Pro forma earnings per share — basic(GG)	$0.44							$1.06

Pro forma earnings per share — diluted(GG)	$0.44							$1.05

Pro forma weighted average common shares outstanding — basic(GG)	38,913,103							46,913,103

Pro forma weighted average common shares outstanding — diluted(GG)	42,091,195							50,091,195

See accompanying notes to pro forma consolidated balance sheet and statements of income.

BIOMED REALTY TRUST, INC.
NOTES TO PRO FORMA CONSOLIDATED
BALANCE SHEET AND STATEMENTS OF INCOME
(Unaudited)
(Tabular amounts in thousands)

1.	Adjustments to the Pro Forma Consolidated Balance Sheet

Presentation
      The accompanying unaudited pro forma consolidated balance sheet of BioMed Realty Trust, Inc. (the “Company”) reflects adjustments for completed and probable acquisitions, the Company’s proposed public offering of common shares pursuant to this prospectus supplement and related transactions as if all of the following occurred on March 31, 2006:

•	The acquisition of the 58 Charles Street property for approximately $13,175,000, which occurred on April 7, 2006;

•	The probable acquisition of the HGSI properties for approximately $428,000,000, including closing costs and an advisory fee to Raymond James & Associates, Inc. of $1,000,000, which will be funded with the net proceeds of this offering and the borrowings discussed below, which is expected to close in the second quarter of 2006;

•	The probable acquisition of the Road to the Cure property for approximately $23,328,000. In addition to cash paid, consideration also includes the estimated assumption of $15,800,000 of mortgage notes payable;

•	Borrowings of $150,000,000 on a secured bridge loan facility and approximately $44,256,050 on our unsecured line of credit. This debt will be incurred to partially fund the acquisition of the HGSI properties; and

•	Public offering of 8,000,000 common shares at $28.65 per share, with net proceeds of approximately $219,532,000.
      In the opinion of the Company’s management, all material adjustments necessary to reflect the effects of the preceding transactions have been made. The unaudited pro forma consolidated balance sheet is presented for illustrative purposes only and is not necessarily indicative of what the actual financial position would have been had the common share offering and other transactions described above occurred on March 31, 2006, nor does it purport to represent the future financial position of the Company.

Adjustments
      The adjustments to the pro forma consolidated balance sheet as of March 31, 2006 are as follows:

(A) Reflects the probable acquisition of the HGSI properties from HGSI, a third party, that is expected to close in the second quarter of 2006 for approximately $428,000,000, including closing costs, consisting of cash payments of $428,000,000 (see Note C for discussion of funding):

We expect to close on our acquisition of the HGSI properties in the second quarter of 2006 and intend to use the net proceeds from this offering of our common stock to fund a portion of the purchase price of this acquisition. The HGSI properties will be acquired through a sale leaseback transaction whereby the HGSI properties will be leased on a long-term basis immediately after acquisition to a single tenant (HGSI, the seller lessee) under net leases that

BIOMED REALTY TRUST, INC.
NOTES TO PRO FORMA CONSOLIDATED
BALANCE SHEET AND STATEMENTS OF INCOME — (Continued)

transfer all of the properties’ nonfinancial operating and holding costs to HGSI. We expect the purchase price for this acquisition to exceed 20% of our total assets at December 31, 2005.

Set forth below is certain condensed financial information of HGSI which is taken from its Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the Securities and Exchange Commission under the Exchange Act. The information and financial data contained herein concerning HGSI was obtained and has been condensed from its public filings under the Exchange Act. HGSI’s financial data presented includes only the most recent fiscal year end reporting period. We can make no representation as to the accuracy and completeness of the public filings of HGSI. It should be noted that HGSI has no duty, contractual or otherwise, to advise us of any events which might have occurred subsequent to the date of such publicly available information which could affect the significance or accuracy of such information.

HGSI is subject to the information filing requirements of the Exchange Act, and, in accordance herewith, is obligated to file periodic reports, proxy statements and other information with the Securities and Exchange Commission relating to its business, financial condition and other matters. Such reports, proxy statements and other information may be inspected at the offices of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549.

The following table summarizes the cash, cash equivalents, short-term investments, marketable securities and restricted investments, total assets, total debt and capital lease, less current portion, revenue — research and development contracts, total costs and expenses, income (loss) from operations and net income(loss) for HGSI as of or for the most recent fiscal year end (dollars in thousands):

As of or for the fiscal year ended December 31, 2005
Cash, cash equivalents, short-term investments, marketable securities and restricted investments	$646,220
Total assets	997,046
Total debt and capital lease, less current portion	510,000
Revenue — research and development contracts	19,113
Total costs and expenses	270,783
Income (loss) from operations	(251,670)
Net income (loss)	(239,439)

(B) Reflects the subsequent acquisition of two other properties from third parties subsequent to March 31, 2006 (including the acquisition of the 58 Charles Street property on April 7, 2006 and the probable acquisition of the Road to the Cure property). Consideration paid consisted or to be paid will consist of cash payments of $36,503,000 (financed by borrowings on the existing unsecured line of credit of $4,700,000 and cash on hand of $16,003,000) and includes the assumption of mortgage notes

BIOMED REALTY TRUST, INC.
NOTES TO PRO FORMA CONSOLIDATED
BALANCE SHEET AND STATEMENTS OF INCOME — (Continued)

payable in the amount of $15,800,000 (excluding $422,000 of debt premium) for the Road to the Cure acquisition:

	58 Charles Street	Road to the Cure	Total

Investment in real estate, net	$11,823	$21,715	$33,538
Intangible assets(1)	1,352	2,557	3,909
Acquired debt premium(2)	—	(422)	(422)
Acquired below market leases(3)	—	(522)	(522)

Net assets acquired	$13,175	$23,328	$36,503

(1)	A portion of the purchase price has been allocated to identified intangible assets for an above-market lease in the amount of $164,000, which is amortized to rental income over the remaining non-cancelable term of the lease, and the value of in-place leases and management fees in the amount of $3,745,000 which are amortized to depreciation and amortization expense over the remaining initial lease term and any fixed rate renewal periods of the respective leases.

(2)	Debt premiums are recorded upon assumption of mortgages at the time of acquisition to account for above-market interest rates. Amortization of this premium is recorded as a reduction to interest expense over the remaining term of the respective mortgage.

(3)	A portion of the purchase price has been allocated to an identified intangible liability for a below-market lease in the amount of $522,000, which is amortized to rental income over the remaining initial lease term and any fixed rate renewal periods of the lease.

(C) To fund the acquisition of the HGSI properties, the Company will incur the following indebtedness:

	Principal	Loan
	Amount	Fees

Unsecured line of credit	$44,256	$—
Secured bridge loan	150,000	150

Total	$194,256	$150

(D) Sale of 8,000,000 shares of common stock for $28.65 per share in this offering:

Proceeds from this offering	$229,200
Less costs associated with this offering (including underwriters’ discount of $9,168)	(9,668)

Net cash proceeds	$219,532

BIOMED REALTY TRUST, INC.
NOTES TO PRO FORMA CONSOLIDATED
BALANCE SHEET AND STATEMENTS OF INCOME — (Continued)

2.	Pro Forma Consolidated Statements of Income
      The adjustments to the pro forma consolidated statements of income for the three months ended March 31, 2006 and for the year ended December 31, 2005 are as follows:
      Adjustments (AA) through (GG) inclusive relate to the pro forma adjustments made to give effect to the acquired properties in accordance with Regulation S-X Rule 11-02. Specifically the financial statements of properties acquired should exclude items not comparable to the proposed future operations of the properties including corporate expenses. Prior to the acquisition, the properties were either self-managed or managed by third party management companies. Following the acquisitions, the properties will continue to be managed internally by us or managed by third-party managers under new management contracts. The related management fee revenues and expenses have either been included or excluded from the historical financial statements. For properties that will be managed internally by us, the property management revenues and costs are excluded in the historical financial statements of the acquired properties. For properties that will be managed by third-parties, property management revenues and expenses are included in the historical financial statements of the acquired properties. Pro forma revenue and expense adjustments were made for properties that will be managed internally by us.
      (AA) Reflects the acquisitions of the Fairview Avenue property for approximately $2,700,000, which occurred on January 12, 2006, and the 900 Uniqema Boulevard property for approximately $4,800,000, which occurred on January 13, 2006:

	For the Three Months Ended March 31, 2006

			Adjustments
			Resulting from
	Fairview		Purchasing	Pro Forma
	Avenue	900 Uniqema	the Properties	Adjustment

	(4)
Revenues:
Rental(1)	$—	$17	$(4)	$13
Tenant recoveries	—	1	—	1
Other income	—	—	—	—

Total revenues	—	18	(4)	14

Expenses:
Rental operations	—	1	—	1
Real estate taxes	—	—	—	—
Depreciation and amortization(2)	—	—	5	5

Total expenses	—	1	5	6

Income from operations	—	17	(9)	8
Interest expense(3)	—	(7)	2	(5)

Net income (loss) before minority interest	$—	$10	$(7)	$3

BIOMED REALTY TRUST, INC.
NOTES TO PRO FORMA CONSOLIDATED
BALANCE SHEET AND STATEMENTS OF INCOME — (Continued)

	For the Year Ended December 31, 2005

			Adjustments
			Resulting from
	Fairview		Purchasing	Pro Forma
	Avenue	900 Uniqema	the Properties	Adjustment

	(4)
Revenues:
Rental(1)	$—	$411	$(89)	$322
Tenant recoveries	—	29	—	29
Other income	—	—	—	—

Total revenues	—	440	(89)	351

Expenses:
Rental operations	—	19	—	19
Real estate taxes	—	11	—	11
Depreciation and amortization(2)	—	—	120	120

Total expenses	—	30	120	150

Income from operations	—	410	(209)	201
Interest expense(3)	—	(159)	33	(126)

Net income (loss) before minority interest	$—	$251	$(176)	$75

(1)	The pro forma adjustment to rental revenue is directly attributable to the acquisition of the operating property and consists of amounts related to above market leases, which are being amortized over the remaining initial lease term and any fixed rate renewal periods of the respective leases in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations (“SFAS 141”).

(2)	The pro forma adjustment to depreciation and amortization is due to depreciation of the acquired buildings and improvements using the straight-line method and an estimated life of 40 years. In addition, the value of in-place leases (exclusive of the value of above and below market leases) and the value of management agreements are amortized to depreciation and amortization expense over the remaining initial lease term and any fixed rate renewal periods of the respective leases and management agreements.

(3)	The pro forma adjustment to interest expense is due to the amortization of debt premiums that were recorded upon assumption of the mortgage notes to account for above-market interest rates. This adjustment reduces interest expense over the remaining terms of the respective mortgages using the effective interest method.

(4)	The Fairview Avenue property acquisition consists of land under development, which was nonoperating on the date of acquisition.

BIOMED REALTY TRUST, INC.
NOTES TO PRO FORMA CONSOLIDATED
BALANCE SHEET AND STATEMENTS OF INCOME — (Continued)

(BB)	Reflects the probable acquisition of the HGSI properties:

	For the Three Months Ended March 31, 2006

	Historical	Adjustments
	Revenue and	Resulting from
	Certain	Purchasing	Pro Forma
	Expenses	the Properties	Adjustment

Revenues:
Rental(1)	$—	$11,998	$11,998
Tenant recoveries(1)	—	439	439

Total revenues	—	12,437	12,437

Expenses:
Rental operations(1)	—	37	37
Real estate taxes	432	—	432
Depreciation and amortization(1)	—	2,379	2,379
General and administrative(1)	—	50	50

Total expenses	432	2,466	2,898

Net income (loss) before minority interest	$(432)	$9,971	$9,539

	For the Year Ended December 31, 2005

	Historical	Adjustments
	Revenue and	Resulting from
	Certain	Purchasing	Pro Forma
	Expenses	the Properties	Adjustment

Revenues:
Rental(1)	$—	$47,991	$47,991
Tenant recoveries(1)	—	1,757	1,757

Total revenues	—	49,748	49,748

Expenses:
Rental operations(1)	—	149	149
Real estate taxes	1,727	—	1,727
Depreciation and amortization(1)	—	9,516	9,516
General and administrative(1)	—	200	200

Total expenses	1,727	9,865	11,592

Net income (loss) before minority interest	$(1,727)	$39,883	$38,156

(1)	The pro forma adjustment to rental revenue, tenant recoveries, rental operations, depreciation and amortization, and general and administrative expense are directly attributable to the sale leaseback of the owner occupied property. The adjustments are based upon lease terms as expected to be contractually entered into with the execution of the purchase and sale agreement.

BIOMED REALTY TRUST, INC.
NOTES TO PRO FORMA CONSOLIDATED
BALANCE SHEET AND STATEMENTS OF INCOME — (Continued)
      (CC) Reflects the other subsequent acquisition of the 58 Charles Street property, which occurred on April 7, 2006, and the probable acquisition of the Road to the Cure property:

	For the Three Months Ended March 31, 2006

			Adjustments
			Resulting from
			Purchasing	Pro Forma
	58 Charles Street	Road to the Cure	the Properties	Adjustment

Revenues:
Rental(1)	$257	$556	$58	$871
Tenant recoveries(2)	107	9	64	180
Other income	—	—	—	—

Total revenues	364	565	122	1,051

Expenses:
Rental operations	72	9	—	81
Real estate taxes(3)	43	—	64	107
Depreciation and amortization(4)	—	—	651	651

Total expenses	115	9	715	839

Income from operations	249	556	(593)	212
Interest expense(5)	—	(263)	14	(249)

Net income (loss) before minority interest	$249	$293	$(579)	$(37)

BIOMED REALTY TRUST, INC.
NOTES TO PRO FORMA CONSOLIDATED
BALANCE SHEET AND STATEMENTS OF INCOME — (Continued)

	For the Year Ended December 31, 2005

			Adjustments
			Resulting from
			Purchasing	Pro Forma
	58 Charles Street	Road to the Cure	the Properties	Adjustment

Revenues:
Rental(1)	$1,031	$2,222	$230	$3,483
Tenant recoveries(2)	430	34	257	721
Other income	—	—	—	—

Total revenues	1,461	2,256	487	4,204

Expenses:
Rental operations	288	34	—	322
Real estate taxes(3)	173	—	257	430
Depreciation and amortization(4)	—	—	2,605	2,605

Total expenses	461	34	2,862	3,357

Income from operations	1,000	2,222	(2,375)	847
Interest expense(5)	—	(1,052)	56	(996)

Net income (loss) before minority interest	$1,000	$1,170	$(2,319)	$(149)

(1)	The pro forma adjustment to rental revenue is directly attributable to the acquisition of the property and consists of amounts related to above and below market leases, which are being amortized over the remaining initial lease term and any fixed rate renewal periods of the respective leases in accordance with SFAS 141.

(2)	The pro forma tenant recovery revenue adjustment is based upon amounts to be received from tenants related to the pro forma adjustment to real estate taxes expense.

(3)	The pro forma adjustment to real estate taxes expense relates to the increase in property taxes due to the Company’s acquisition of the properties by the Company that may result in a reassessment by the taxing authorities based on the purchase price of the properties.

(4)	The pro forma adjustment to depreciation and amortization is due to depreciation of the acquired buildings and improvements using the straight-line method and an estimated life of 40 years. In addition, the value of in-place leases (exclusive of the value of above and below market leases) and the value of management agreements are amortized to depreciation and amortization expense over the remaining initial lease term and any fixed rate renewal periods of the respective leases and management agreements.

(5)	The pro forma adjustment to interest expense is due to the amortization of debt premiums that were recorded upon assumption of the mortgage notes to account for above-market interest rates. This adjustment reduces interest expense over the remaining terms of the respective mortgages using the effective interest method. Also includes amortization of deferred loan fees, including loan assumption fees, incurred in obtaining long-term financing, which are capitalized and amortized to interest expense over the terms of the related loans using the effective-interest method.

BIOMED REALTY TRUST, INC.
NOTES TO PRO FORMA CONSOLIDATED
BALANCE SHEET AND STATEMENTS OF INCOME — (Continued)
      (DD)Reflects the interest expense as a result of debt incurred in connection with the acquisitions:

			Interest Expense

			For the Three
	Principal		Months Ended	For the Year Ended
	Amount	Interest Rate	March 31, 2006	December 31, 2005

Unsecured line of credit(1)	$48,956	6.35%	$777	$3,109
Secured bridge loan(2)	150,000	6.51%	2,441	9,765
Amortization of loan fees	—		150	150

	$198,956		$3,368	$13,024

(1)	Borrowings consist of $44,256,000 for the probable acquisition of the HGSI properties and $4,700,000 for the acquisition of the 58 Charles Street property. Borrowings under the unsecured line of credit bear interest at a rate of LIBOR (assumed one month LIBOR on April 26, 2006) plus a margin, which can vary between 120 basis points and 200 basis points depending on the overall leverage of the Company. A margin of 135 basis was assumed based upon the pro forma leverage of the Company. If LIBOR increased or decreased by 0.125%, the estimated interest expense could increase or decrease by approximately $61,000 annually.

(2)	Borrowings under the secured bridge loan bear interest at a rate of LIBOR (assumed three month LIBOR on April 26, 2006) plus 140 basis points. If LIBOR increased or decreased by 0.125%, the estimated interest expense could increase or decrease by approximately $187,500 annually.
      (EE) Allocate minority interest in net income:

	For the Three
	Months Ended	For the Year Ended
	March 31, 2006	December 31, 2005

Total income before allocation to minority interest	$10,833	$52,256
Minority interest in loss of King of Prussia	54	267

Adjusted income before allocation to minority interest of operating partnership	$10,887	$52,523
Weighted average percentage allocable to minority interest of operating partnership	5.00%	5.00%

	$(544)	$(2,626)

      (FF) Reflects the 2005 acquisitions from January 1, 2005 through the respective date of acquisition as follows: Waples for approximately $5,377,000, which occurred on March 1, 2005; Bridgeview II for approximately $16,218,000, which occurred on March 16, 2005; Graphics Drive for approximately $7,787,000, which occurred on March 17, 2005; the acquisition of Coolidge Avenue for approximately $10,839,000, which occurred on April 5, 2005; the acquisition of Fresh Pond Research Park for approximately $20,802,000, which occurred on April 5, 2005; the acquisition of Phoenixville for approximately $13,247,000, which occurred on April 5, 2005; the acquisition of Nancy Ridge for approximately 12,892,000, which occurred on April 21, 2005. Consideration paid for this acquisition also included the assumption of $7,769,000 of a mortgage note payable (including premium of $768,000). In addition a $1,177,000 deposit for loan impounds was made by the Company; the acquisition of Dumbarton Circle for approximately $6,318,000, excluding $2,640,000 paid into escrow for tenant construction

BIOMED REALTY TRUST, INC.
NOTES TO PRO FORMA CONSOLIDATED
BALANCE SHEET AND STATEMENTS OF INCOME — (Continued)
allowance, which occurred on May 27, 2005; the acquisition of the Lyme Portfolio for approximately $525,658,000, including closing costs and an advisory fee to Raymond James & Associates, Inc. of $1,375,000, which occurred on May 31, 2005. In addition to cash paid and financed by borrowings discussed below, consideration also included the assumption of approximately $141,748,000 of mortgage notes payable (including premium of approximately $10,544,000); the acquisition of the Kaiser Drive property for approximately $9,523,000, which occurred on August 25, 2005; the acquisition of Faraday Avenue for approximately $8,560,000, which occurred on September 19, 2005; the acquisition of 1000 Uniqema Boulevard for approximately $16,303,000, which occurred on September 30, 2005; the acquisition of George Patterson Boulevard for approximately $15,188,000, which occurred on October 28, 2005; the acquisition of Eccles Avenue for approximately $26,032,000, which occurred on December 1, 2005; and the acquisition of Colorow Drive for approximately $19,369,000, which occurred on December 22, 2005:

	For the Year Ended December 31, 2005

	Historical
	Revenue and	Adjustments
	Certain Expenses	Resulting from
	through the Date	Purchasing	Pro Forma
	of Acquisition	the Properties	Adjustment

Revenues:
Rental(1)	$18,031	$842	$18,873
Tenant recoveries(2)	4,245	1,310	5,555
Other income	485	—	485

Total revenues	22,761	2,152	24,913

Expenses:
Rental operations(3)	2,329	149	2,478
Real estate taxes(4)	2,246	1,254	3,500
Depreciation and amortization(5)	—	7,627	7,627
General and administrative	22	—	22

Total expenses	4,597	9,030	13,627

Income from operations	18,164	(6,878)	11,286
Interest expense(6)	(2,333)	192	(2,141)

Net income (loss) before minority interest	$15,831	$(6,686)	$9,145

(1)	The pro forma adjustment to rental revenue is directly attributable to the acquisition of the property and consists of amounts related to above and below market leases, which are being amortized over the remaining initial lease term and any fixed rate renewal periods of the respective leases in accordance with SFAS 141.

(2)	The pro forma tenant recovery revenue adjustment is based upon an assignment of pre-existing management agreements with certain tenants, as contractually entered into with the execution of the purchase and sale agreement. Also includes, amounts to be received from tenants related to the pro forma adjustment to real estate taxes expense.

BIOMED REALTY TRUST, INC.
NOTES TO PRO FORMA CONSOLIDATED
BALANCE SHEET AND STATEMENTS OF INCOME — (Continued)

(3)	The pro forma adjustment to rental operations expense includes amounts related to expenses associated with self-managed properties.

(4)	The pro forma adjustment to real estate taxes expense relates to the increase in property taxes due to the acquisition of the properties by the Company that may result in a reassessment by the taxing authorities based on the purchase price of the properties.

(5)	The pro forma adjustment to depreciation and amortization is due to depreciation of the acquired buildings and improvements using the straight-line method and an estimated life of 40 years. In addition, the value of in-place leases (exclusive of the value of above and below market leases) and the value of management agreements are amortized to depreciation and amortization expense over the remaining initial lease term and any fixed rate renewal periods of the respective leases and management agreements.

(6)	The pro forma adjustment to interest expense is due to the amortization of debt premiums that were recorded upon assumption of the mortgage notes to account for above-market interest rates. This adjustment reduces interest expense over the remaining terms of the respective mortgages using the effective interest method. Also includes amortization of deferred loan fees, including loan assumption fees, incurred in obtaining long-term financing, which are capitalized and amortized to interest expense over the terms of the related loans using the effective-interest method.
      (GG) The following is a reconciliation to net income:

	For the Three Months Ended		For the Year Ended
	March 31, 2006		December 31, 2005

	Historical	Pro Forma	Historical	Pro Forma

Net income attributable to common shares	$4,474	$10,343	$17,046	$49,897
Minority interests in operating partnership(1)	276	544	1,274	2,626

Adjusted net income attributable to common shares	$4,750	$10,887	$18,320	$52,523

Weighted-average common shares outstanding:
Basic(2)	46,369,605	54,369,605	38,913,103	46,913,103
Diluted(2)	49,518,010	57,518,010	42,091,195	50,091,195
Pro forma earnings per share — basic	$0.10	$0.19	$0.44	$1.06

Pro forma earnings per share — diluted	$0.10	$0.19	$0.44	$1.05

(1)	Does not include minority interest in the loss for the limited partner’s interest in the King of Prussia property of $54,000, $54,000, $267,000 and $267,000, respectively.

(2)	Pro forma shares include 8,000,000 shares due to the offering.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
FOR HOLDERS OF OUR COMMON STOCK
      The following summary describes the principal United States federal income tax consequences to U.S. stockholders (as defined below) of purchasing, owning and disposing of our common stock. This summary is for general information only and is not tax advice.
      The information in this summary is based on current law, including:

•	the Internal Revenue Code of 1986, as amended, or the Code;

•	current, temporary and proposed Treasury regulations promulgated under the Code;

•	the legislative history of the Code;

•	current administrative interpretations and practices of the IRS; and

•	court decisions;
in each case, as of the date of this prospectus supplement. In addition, the administrative interpretations and practices of the IRS include its practices and policies as expressed in private letter rulings that are not binding on the IRS except with respect to the particular taxpayers who requested and received those rulings. Future legislation, Treasury regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations contained in this discussion. Any such change could apply retroactively to transactions preceding the date of the change.
      We have not requested and do not intend to request any rulings from the IRS, and the statements in this prospectus supplement are not binding on the IRS or any court. Thus, we can provide no assurance that the tax considerations contained in this summary will not be challenged by the IRS or will be sustained by a court if so challenged.
      You are urged to consult your tax advisors regarding the specific tax consequences to you of:

•	the acquisition, ownership, and/or sale or other disposition of the common stock offered under this prospectus supplement, including the federal, state, local, foreign and other tax consequences;

•	our election to be taxed as a REIT for federal income tax purposes; and

•	potential changes in the applicable tax laws.
      This summary deals only with common stock held as a “capital asset” (generally, property held for investment within the meaning of Section 1221 of the Code). Your tax treatment will vary depending on your particular situation, and this discussion does not address all the tax consequences that may be relevant to you in light of your particular circumstances. State, local and foreign income tax laws may differ substantially from the corresponding federal income tax laws, and this discussion does not purport to describe any aspect of the tax laws of any state, local or foreign jurisdiction. In addition, this discussion does not address the tax consequences relevant to persons who receive special treatment under the United States federal income tax law, except to the extent discussed below under the headings “— Taxation of Tax-Exempt Stockholders” and “— Taxation of Non-U.S. Stockholders.” Holders of common stock receiving special treatment include, without limitation:

•	financial institutions, banks and thrifts;

•	insurance companies;

•	tax-exempt organizations;

•	“S” corporations;

•	traders in securities that elect to mark to market;

•	persons holding our common stock through a partnership or other pass-through entity;

•	holders subject to the alternative minimum tax;

•	regulated investment companies and REITs;

•	foreign corporations or partnerships, and persons who are not residents or citizens of the United States;

•	broker-dealers or dealers in securities or currencies;

•	United States expatriates;

•	persons holding our common stock as a hedge against currency risks or as a position in a straddle; or

•	United States persons whose functional currency is not the United States dollar.
      When we use the term “U.S. stockholder,” we mean a holder of shares of our common stock who is, for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, partnership, limited liability company or other entity created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia unless, in the case of a partnership or limited liability company, Treasury regulations provide otherwise;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.
      Notwithstanding the preceding sentence, to the extent provided in the Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to this date that elect to continue to be treated as United States persons, also will be considered U.S. stockholders.
      If you hold shares of our common stock and are not a U.S. stockholder, you are a “non-U.S. stockholder.” See “— Taxation of Non-U.S. Stockholders” below.
Tax Legislation Affecting the Accompanying Prospectus
      Under “Federal Income Tax Considerations — Taxation of Our Company — Asset Tests,” the accompanying prospectus provides that certain cure provisions apply to de minimis violations of the 5% and 10% asset test, and that another cure provision, which imposes a monetary penalty and requires that the violation be due to reasonable cause and not willful neglect, is available for violations of the asset tests which are more than de minimis. Subsequent to the date of the accompanying prospectus, the Gulf Opportunity Zone Act of 2005 was adopted, and provides for a cure provision, with a similar monetary penalty, for de minimis violations of the asset tests other than the 5% and 10% asset test, provided such violations were due to reasonable cause and not willful neglect and the REIT cures such violation in the time and manner described in the accompanying prospectus with respect to violations in excess of the de minimis limit.
Taxation of Taxable U.S. Stockholders Generally
      Distributions Generally. Distributions out of our current or accumulated earnings and profits will be treated as dividends and, other than with respect to capital gain dividends, and certain amounts that have previously been subject to corporate level tax, discussed below, will be taxable to our taxable U.S. stockholders as ordinary income. See “— Tax Rates” below. As long as we qualify as a REIT, these distributions will not be eligible for the dividends-received deduction in the case of U.S. stockholders that are corporations. For purposes of determining whether distributions to holders of our common stock are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to our outstanding preferred stock, if and when issued, and then to our outstanding common stock.
      To the extent that we make distributions on our common stock in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to a U.S. stockholder. This treatment will reduce the adjusted tax basis which the U.S. stockholder has in its shares of our common stock by the amount of the distribution, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a U.S. stockholder’s adjusted tax basis in its shares will be taxable as capital gains. Such gain will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November, or December of any year and which are payable to a stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the stockholder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following year. U.S. stockholders may not include in their own income tax returns any of our net operating losses or capital losses.
      Capital Gain Dividends. Dividends that we properly designate as capital gain dividends will be taxable to our taxable U.S. stockholders as a gain from the sale or disposition of a capital asset, to the extent that such gain does not exceed our actual net capital gain for the taxable year. These gains may be taxable to non-corporate U.S. stockholders at a 15% or 25% rate. U.S. stockholders that are corporations may, however, be required to treat up to 20% of some capital gain dividends as ordinary income. If we properly designate any portion of a dividend as a capital gain dividend then, except as otherwise required by law, we presently intend to allocate a portion of the total capital gain dividends paid or made available to holders of all classes of our stock for the year to the holders of our common stock in proportion to the amount that our total dividends, as determined for United States federal income tax purposes, paid or made available to the holders of such common stock for the year bears to the total dividends, as determined for United States federal income tax purposes, paid or made available to holders of all classes of our stock for the year.
      Retention of Net Capital Gains. We may elect to retain, rather than distribute as a capital gain dividend, all or a portion of our net capital gains. If we make this election, we would pay tax on our retained net capital gains. In addition, to the extent we so elect, a U.S. stockholder generally would:

•	include its pro rata share of our undistributed net capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls, subject to certain limitations as to the amount that is includable;

•	be deemed to have paid the capital gains tax imposed on us on the designated amounts included in the U.S. stockholder’s long-term capital gains;

•	receive a credit or refund for the amount of tax deemed paid by it;

•	increase the adjusted basis of its common stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

•	in the case of a U.S. stockholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be promulgated by the IRS.
      Passive Activity Losses and Investment Interest Limitations. Distributions we make and gain arising from the sale or exchange by a U.S. stockholder of our shares will not be treated as passive activity income. As a result, U.S. stockholders generally will not be able to apply any “passive losses” against this income or gain. A U.S. stockholder may elect to treat capital gain dividends, capital gains from the disposition of stock and qualified dividend income as investment income for purposes of computing the investment interest limitation, but in such case, the stockholder will be taxed at ordinary income rates on such amount. Other distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.
      Dispositions of Our Common Stock. If a U.S. stockholder sells or disposes of shares of our common stock to a person other than us, it will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the holder’s adjusted basis in the shares for tax purposes. This gain or loss, except as provided below, will be long-term capital gain or loss if the holder has held the common stock for more than one year. If, however, a U.S. stockholder recognizes loss upon the sale or other disposition of our common stock that it has held for six months or less, after applying certain holding period rules, the loss recognized will be treated as a long-term capital loss to the extent the U.S. stockholder received distributions from us which were required to be treated as long-term capital gains.
Backup Withholding
      We report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the stockholder’s federal income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status. See “— Taxation of Non-U.S. Stockholders.”
Tax Rates
      The maximum tax rate for non-corporate taxpayers for (1) capital gains, including certain “capital gain dividends,” has generally been reduced to 15% (although depending on the characteristics of the assets which produced these gains and on designations which we may make, certain capital gain dividends may be taxed at a 25% rate) and (2) “qualified dividend income” has generally been reduced to 15%. In general, dividends payable by REITs are not eligible for the reduced tax rate on corporate dividends, except to the extent that certain holding requirements have been met and the REIT’s dividends are attributable to dividends received from taxable corporations (such as its taxable REIT subsidiaries) or to income that was subject to tax at the corporate/ REIT level (for example, if it distributed taxable income that it retained and paid tax on in the prior taxable year). The currently applicable provisions of the United States federal income tax laws relating to the 15% tax rate are currently scheduled to “sunset” or revert to the provisions of prior law effective for taxable years beginning after December 31, 2008, at which time the capital gains tax rate will be increased to 20% and the rate applicable to dividends will be increased to the tax rate then applicable to ordinary income.
Taxation of Tax-Exempt Stockholders
      Dividend income from us and gain arising upon a sale of our common stock generally will not be unrelated business taxable income to a tax-exempt stockholder, except as described below. This income or gain will be unrelated business taxable income, however, if a tax-exempt stockholder holds its shares as “debt-financed property” within the meaning of the Code or if the shares are used in a trade or business of the tax-exempt stockholder. Generally, “debt-financed property” is property, the acquisition or holding of which was financed through a borrowing by the tax-exempt stockholder.
      For tax-exempt stockholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, or qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Code, respectively, income from an investment in our shares will constitute unrelated business taxable income unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements.
      Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” may be treated as unrelated business taxable income as to certain trusts that hold more than 10%, by value, of the interests in the REIT. A REIT will not be a “pension-held REIT” if it is able to satisfy the “not closely held” requirement without relying on the “look-through” exception with respect to certain trusts. As a result of limitations on the transfer and ownership of stock contained in our charter, we do not expect to be classified as a “pension-held REIT,” and as a result, the tax treatment described in this paragraph should be inapplicable to our stockholders. However, because our stock will be publicly traded, we cannot guarantee that this will always be the case.
Taxation of Non-U.S. Stockholders
      The following discussion addresses the rules governing United States federal income taxation of the ownership and disposition of our common stock by non-U.S. stockholders. These rules are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of United States federal income taxation that may be relevant to a non-U.S. stockholder in light of its particular circumstances and does not address any state, local or foreign tax consequences. We urge non-U.S. stockholders to consult their tax advisors to determine the impact of federal, state, local and foreign income tax laws on the purchase, ownership, and disposition of shares of our common stock, including any reporting requirements.
      Distributions Generally. Distributions that are neither attributable to gain from our sale or exchange of United States real property interests nor designated by us as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty unless the distributions are treated as effectively connected with the conduct by the non-U.S. stockholder of a United States trade or business. Under certain treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT. Certain certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption. Dividends that are treated as effectively connected with such a trade or business will be subject to tax on a net basis at graduated rates, in the same manner as dividends paid to U.S. stockholders are subject to tax, and are generally not subject to withholding. Any such dividends received by a non-U.S. stockholder that is a corporation may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.
      We expect to withhold United States income tax at the rate of 30% on any distributions made to a non-U.S. stockholder unless:

•	a lower treaty rate applies and the non-U.S. stockholder files with us an IRS Form W-8BEN evidencing eligibility for that reduced treaty rate; or

•	the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is income effectively connected with the non-U.S. stockholder’s trade or business.
      Distributions in excess of our current and accumulated earnings and profits will not be taxable to a non-U.S. stockholder to the extent that such distributions do not exceed the non-U.S. stockholder’s adjusted basis in our common stock, but rather will reduce the adjusted basis of such common stock. To the extent that these distributions exceed a non-U.S. stockholder’s adjusted basis in our common stock, they will give rise to gain from the sale or exchange of such stock. The tax treatment of this gain is described below.
      For withholding purposes, we expect to treat all distributions as made out of our current or accumulated earnings and profits. However, amounts withheld should generally be refundable if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits.
      Capital Gain Dividends and Distributions Attributable to a Sale or Exchange of United States Real Property Interests. Distributions to a non-U.S. stockholder that we properly designate as capital gain dividends, other than those arising from the disposition of a United States real property interest, generally should not be subject to United States federal income taxation, unless:

(1) the investment in our common stock is treated as effectively connected with the non-U.S. stockholder’s United States trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, except that a non-U.S. stockholder that is a foreign corporation may also be subject to the 30% branch profits tax, as discussed above; or

(2) the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains.
      Pursuant to the Foreign Investment in Real Property Tax Act, which is referred to as “FIRPTA,” distributions to a non-U.S. stockholder that are attributable to gain from our sale or exchange of United States real property interests (whether or not designated as capital gain dividends) will cause the non-U.S. stockholder to be treated as recognizing such gain as income effectively connected with a United States trade or business. Non-U.S. stockholders would generally be taxed at the same rates applicable to U.S. stockholders, subject to a special alternative minimum tax in the case of nonresident alien individuals. We also will be required to withhold and to remit to the IRS 35% of any distribution to non-U.S. stockholders that is designated as a capital gain dividend, or, if greater, 35% of a distribution to the non-U.S. stockholders that could have been designated as a capital gain dividend. The amount withheld is creditable against the non-U.S. stockholder’s United States federal income tax liability. However, any distribution with respect to any class of stock which is regularly traded on an established securities market located in the United States is not subject to FIRPTA, and therefore, not subject to the

35% U.S. withholding tax described above, if the non-United States stockholder did not own more than 5% of such class of stock at any time during the one-year period ending on the date of the distribution. Instead, such distributions will be treated as ordinary dividend distributions.
      Retention of Net Capital Gains. Although the law is not clear on the matter, it appears that amounts designated by us as retained capital gains in respect of the common stock held by U.S. stockholders generally should be treated with respect to non-U.S. stockholders in the same manner as actual distributions by us of capital gain dividends. Under this approach, a non-U.S. stockholder would be able to offset as a credit against its United States federal income tax liability resulting from their proportionate share of the tax paid by us on such retained capital gains, and to receive from the IRS a refund to the extent their proportionate share of such tax paid by us exceeds their actual United States federal income tax liability.
      Sale of Our Common Stock. Gain recognized by a non-U.S. stockholder upon the sale or exchange of our common stock generally will not be subject to United States taxation unless such stock constitutes a “United States real property interest” within the meaning of FIRPTA. Our common stock will not constitute a “United States real property interest” so long as we are a “domestically-controlled qualified investment entity.” A “domestically-controlled qualified investment entity” includes a REIT in which at all times during a specified testing period less than 50% in value of its stock is held directly or indirectly by non-U.S. stockholders. We believe, but cannot guarantee, that we have been a “domestically-controlled qualified investment entity.” Even if we have been a “domestically-controlled qualified investment entity,” because our capital stock is publicly traded, no assurance can be given that we will continue to be a “domestically-controlled qualified investment entity.”
      Notwithstanding the foregoing, gain from the sale or exchange of our common stock not otherwise subject to FIRPTA will be taxable to a non-U.S. stockholder if either (1) the investment in our common stock is treated as effectively connected with the non-U.S. stockholder’s United States trade or business or (2) the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met.
      Even if we do not qualify as a “domestically-controlled qualified investment entity” at the time a non-U.S. stockholder sells or exchanges our common stock, gain arising from such a sale or exchange would not be subject to United States taxation under FIRPTA as a sale of a “United States real property interest” if:

(1) our common stock is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market such as the NYSE; and

(2) such non-U.S. stockholder owned, actually and constructively, 5% or less of our common stock throughout the five-year period ending on the date of the sale or exchange.
      If gain on the sale or exchange of our common stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to regular United States federal income tax with respect to such gain in the same manner as a taxable U.S. stockholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of the common stock would be required to withhold and remit to the IRS 10% of the purchase price.
      Backup Withholding Tax and Information Reporting. Generally, we must report annually to the IRS the amount of dividends paid to a non-U.S. stockholder, such holder’s name and address, and the amount of tax withheld, if any. A similar report is sent to the non-U.S. stockholder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the non-U.S. stockholder’s country of residence.

      Payments of dividends or of proceeds from the disposition of stock made to a non-U.S. stockholder may be subject to information reporting and backup withholding unless such holder establishes an exemption, for example, by properly certifying its non-United States status on an IRS Form W-8BEN or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that a non-U.S. stockholder is a United States person.
      Backup withholding is not an additional tax. Rather, the United States income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may be obtained, provided that the required information is furnished to the IRS.
Other Tax Consequences
      State, local and foreign income tax laws may differ substantially from the corresponding federal income tax laws, and this discussion does not purport to describe any aspect of the tax laws of any state, local or foreign jurisdiction. You should consult your tax advisor regarding the effect of state, local and foreign tax laws with respect to our tax treatment as a REIT and on an investment in our common stock.

UNDERWRITING
      Subject to the terms and conditions in an underwriting agreement dated May     , 2006, the underwriters named below, for whom Raymond James & Associates, Inc. is acting as representative, have severally agreed to purchase from us the respective number of common shares set forth opposite their names:

Number of
Underwriter	Shares

Raymond James & Associates, Inc.
Citigroup Global Markets Inc.
KeyBanc Capital Markets, a division of McDonald Investments Inc.
Wachovia Capital Markets, LLC
Friedman, Billings, Ramsey & Co., Inc.
RBC Capital Markets Corporation
Stifel, Nicolaus & Company, Incorporated
BB&T Capital Markets, a division of Scott & Stringfellow, Inc.

Total	8,000,000

      The underwriting agreement provides that the obligations of the underwriters to purchase and accept delivery of the common shares offered by this prospectus supplement are subject to approval by their counsel of legal matters and to other conditions set forth in the underwriting agreement. The underwriters are obligated to purchase and accept delivery of all shares of our common stock offered by this prospectus supplement, if any of the shares are purchased, other than those covered by the over-allotment option described below.
      The underwriters propose to offer our common stock directly to the public at the public offering price indicated on the cover page of this prospectus supplement and to various dealers at that price less a concession not in excess of $           per share. The underwriters may allow, and the dealers may re-allow, a concession not in excess of $           per share to other dealers. If all the shares of common stock are not sold at the public offering price, the underwriters may change the public offering price and other selling terms. The shares of our common stock are offered by the underwriters as stated in this prospectus supplement, subject to receipt and acceptance by them. The underwriters reserve the right to reject an order for the purchase of our common stock in whole or in part. In connection with the offering, we expect to incur expenses of approximately $500,000.
      We have granted the underwriters an option, exercisable for 30 days after the date of this prospectus supplement, to purchase from time to time up to an aggregate of 1,200,000 additional shares of our common stock to cover over-allotments, if any, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus supplement. If the underwriters exercise this option, each underwriter, subject to certain conditions, will become obligated to purchase its pro rata portion of these additional shares based on the underwriter’s percentage purchase commitment in this offering as indicated in the table above. The underwriters may exercise the over-allotment option only to cover over-allotments made in connection with the sale of the common shares offered in this offering.

      The following table shows the amount per share and total underwriting discounts we will pay to the underwriters (dollars in thousands, except per share). The amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.

Total

	Per Share	No Exercise	Full Exercise

Public offering price	$	$	$
Underwriting discounts to be paid by us	$	$	$
Proceeds, before expenses, to us	$	$	$
      We have agreed in the underwriting agreement to indemnify the underwriters against various liabilities that may arise in connection with this offering, including liabilities under the Securities Act. If we cannot indemnify the underwriters, we have agreed to contribute to payments the underwriters may be required to make in respect of those liabilities.
      Subject to specified exceptions, each of our executive officers has agreed with the underwriters, for a period of 30 after the date of this prospectus supplement, not to offer, sell, contract to sell, or otherwise dispose of or transfer any shares of our common stock or any securities convertible into or exchangeable for shares of our common stock, including any interests in the operating partnership, without the prior written consent of Raymond James & Associates, Inc. This agreement also precludes any hedging collar or other transaction designed or reasonably expected to result in a disposition of shares of our common stock or securities convertible into or exercisable or exchangeable for shares of our common stock.
      In addition, we have agreed with the underwriters, for a period of 30 days after the date of this prospectus supplement, not to issue, sell, offer or contract to sell, or otherwise dispose of or transfer, any shares of our common stock or any securities convertible into or exchangeable for shares of our common stock, or file any registration statement with the Securities and Exchange Commission (except a registration statement on Form S-8 relating to our stock plan or on Form S-4 relating to an acquisition of another entity), without the prior written consent of Raymond James & Associates, Inc., except that we may make grants of stock options or stock awards under our existing stock plan, issue shares upon exercise of those options, issue shares pursuant to our dividend reinvestment plan (if any), issue partnership units in connection with acquisitions of real property or real property companies, or issue shares upon exchange of currently outstanding partnership units. However, Raymond James & Associates, Inc. may, in its discretion and at any time without notice, release all or any portion of the securities subject to these agreements.
      At our request, the underwriters have reserved up to 3% of the common stock being offered by this prospectus supplement for sale to our directors, employees, business associates and related persons at the public offering price. The sales will be made by the underwriters through a directed share program. We do not know if these persons will choose to purchase all or any portion of this reserved common stock, but any purchases they do make will reduce the number of shares available to the general public. To the extent the allotted shares are not purchased in the directed share program, we will offer these shares to the public. These persons must commit to purchase no later than the close of business on the day following the date of this prospectus supplement. Any directors, employees or other persons purchasing such reserved common stock will be prohibited from selling such stock for a period of 30 days after the date of this prospectus supplement. The common stock issued in connection with the directed share program will be issued as part of the underwritten offering.
      Our common stock is listed on the NYSE under the symbol “BMR.”
      Until the offering is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters and various selling group members to bid for and purchase our common shares.

As an exception to these rules, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:

•	short sales,

•	syndicate covering transactions,

•	imposition of penalty bids, and

•	purchases to cover positions created by short sales.
      Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while the offering is in progress. Stabilizing transactions may include making short sales of our common stock, which involve the sale by the underwriter of a greater number of shares of common stock than it is required to purchase in the offering, and purchasing common stock from us or in the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount.
      Each underwriter may close out any covered short position either by exercising its over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, each underwriter will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriter may purchase shares pursuant to the over-allotment option.
      A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in the offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.
      The underwriters also may impose a penalty bid on selling group members. This means that if the underwriters purchase shares in the open market in stabilizing transactions or to cover short sales, the underwriters can require the selling group members that sold those shares as part of the offering to repay the selling concession received by them.
      As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them without notice at any time. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.
      The underwriters and their affiliates may provide in the future investment banking, financial advisory, or other financial services for us and our affiliates, for which they may receive advisory or transaction fees, as applicable, plus out-of-pocket expenses, of the nature and in amounts customary in the industry for these financial services. In connection with our acquisition of the HGSI properties, we have agreed to pay Raymond James & Associates, Inc. an advisory fee of $1.0 million. Because we intend to use the net proceeds of this offering to fund a portion of the purchase price of our acquisition of the HGSI properties, this advisory fee gives Raymond James & Associates, Inc. an interest in the successful completion of this offering beyond customary underwriting discounts and commissions received by the underwriters in this offering.
      The initial participating lenders under some or all of our credit facilities include affiliates of Raymond James & Associates, Inc., RBC Capital Markets Corporation and KeyBanc Capital Markets, a division of McDonald Investments Inc. Other underwriters and their affiliates may also participate in the future. These entities will receive interest and principal payments pursuant to the loan documents and customary fees for acting in such capacities. Also, an affiliate of KeyBanc Capital Markets, a division of McDonald Investments

Inc., has executed a commitment letter for a bridge loan to us in an amount equal to approximately $150.0 million and will receive interest and principal payments if definitive loan documents are executed.
      Furthermore, in the event that we do not consummate our acquisition of the HGSI properties, we plan to use a portion of the net proceeds to repay all outstanding indebtedness under our existing $250.0 million revolving credit facility. The lenders under our existing $250.0 million revolving credit facility include affiliates of several underwriters participating in this offering, including Raymond James & Associates, Inc., RBC Capital Markets Corporation and KeyBanc Capital Markets, a division of McDonald Investments Inc. A portion of the net proceeds of this offering will be received by these affiliates in the event that we do not consummate our acquisition of the HGSI properties and we repay borrowings under our existing $250.0 million revolving credit facility.
      A prospectus supplement and an accompanying prospectus in electronic format may be available on the Internet sites or through other online services maintained by one or more of the underwriters and selling group members participating in the offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the underwriter or the selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.
LEGAL MATTERS
      Certain legal matters will be passed upon for us by Latham & Watkins LLP, San Diego, California, and for the underwriters by DLA Piper Rudnick Gray Cary US LLP, Raleigh, North Carolina. Certain matters of Maryland law, including the validity of the common stock to be issued in connection with this offering will be passed upon for us by Venable LLP, Baltimore, Maryland.
EXPERTS
      The consolidated balance sheets of BioMed Realty Trust, Inc. and subsidiaries as of December 31, 2005 and 2004, the related consolidated statements of income, stockholders’ equity and comprehensive income of BioMed Realty Trust, Inc. and subsidiaries for the year ended December 31, 2005 and the period from August 11, 2004 (commencement of operations) through December 31, 2004, the related statements of income and owners’ equity of Inhale 201 Industrial Road, L.P. for the period from January 1, 2004 through August 17, 2004 and the year ended December 31, 2003, the related consolidated statement of cash flows of BioMed Realty Trust, Inc. and subsidiaries for the year ended December 31, 2005, the related consolidated and combined statement of cash flows of BioMed Realty Trust, Inc. and subsidiaries and Inhale 201 Industrial Road, L.P. for the year ended December 31, 2004, the related statements of cash flows of Inhale 201 Industrial Road, L.P. for the year ended December 31, 2003, the related financial statement schedule III, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, of BioMed Realty Trust, Inc. and subsidiaries, all incorporated in the accompanying prospectus by reference, have been so incorporated in reliance upon the reports of KPMG LLP, independent registered public accountants, and upon the authority of said firm as experts in accounting and auditing.
      The combined statements of revenues and certain expenses of the Lyme Portfolio and Uniqema Properties, and the statements of revenues and certain expenses of Bridgeview II, Nancy Ridge, Graphics Drive and Phoenixville for the year ended December 31, 2004, all incorporated in the accompanying prospectus by reference, have been so incorporated in reliance upon the reports of KPMG LLP, an independent auditor, and upon the authority of said firm as an expert in accounting and auditing. KPMG LLP’s reports refer to the fact that the statements of revenues and expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and are not intended to be a complete presentation of revenues and expenses.

PROSPECTUS
$500,000,000
BioMed Realty Trust, Inc.
Debt Securities
Common Stock
Preferred Stock
Depositary Shares
Warrants
Rights
Units

      We may from time to time offer, in one or more classes or series, separately or together, and in amounts, at prices and on terms to be set forth in one or more supplements to this prospectus, the following securities:

•	debt securities, which may consist of debentures, notes or other types of debt,

•	shares of common stock,

•	shares of preferred stock,

•	shares of preferred stock represented by depositary shares,

•	warrants to purchase debt securities, preferred stock, common stock or depositary shares,

•	rights to purchase shares of common stock, and

•	units consisting of two or more of the foregoing.
      We refer to the debt securities, common stock, preferred stock, depositary shares, warrants, rights and units registered hereunder collectively as the “securities” in this prospectus. The securities will have a maximum aggregate offering price of $500,000,000 or its equivalent in a foreign currency based on the exchange rate at the time of sale, in amounts, at prices and on terms determined at the time of the offering of any such security.
      The specific terms of each series or class of the securities will be set forth in the applicable prospectus supplement and may include limitations on actual or constructive ownership and restrictions on transfer of the securities, in each case as may be appropriate to preserve the status of our company as a REIT.
      The applicable prospectus supplement will also contain information, where applicable, about certain United States federal income tax consequences relating to, and any listing on a securities exchange of, the securities covered by such prospectus supplement.
      The securities may be offered directly by us, through agents designated from time to time by us or to or through underwriters or dealers. If any agents, dealers or underwriters are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections entitled “Plan of Distribution” and “About this Prospectus” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such series of securities.
      Our common stock currently trades on the New York Stock Exchange, or NYSE, under the symbol “BMR.”

       You should consider the risks that we have described in “Risk Factors” on page 2 before investing in our securities.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 7, 2005

      References in this prospectus to “we,” “our,” “us” and “our company” refer to BioMed Realty Trust, Inc., a Maryland corporation, BioMed Realty, L.P., and any of our other subsidiaries. BioMed Realty, L.P. is a Maryland limited partnership of which we are the sole general partner and to which we refer in this prospectus as our operating partnership.
      You should rely only on the information contained in this prospectus, in an accompanying prospectus supplement or incorporated by reference herein or therein. We have not authorized anyone to provide you with information or make any representation that is different. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which they relate, and this prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or solicitation. You should not assume that the information contained in this prospectus and any accompanying prospectus supplement is correct on any date after the respective dates of the prospectus and such prospectus supplement or supplements, as applicable, even though this prospectus and such prospectus supplement or supplements are delivered or shares are sold pursuant to the prospectus and such prospectus supplement or supplements at a later date. Since the respective dates of the prospectus contained in this registration statement and any accompanying prospectus supplement, our business, financial condition, results of operations and prospects may have changed. We may only use this prospectus to sell the securities if it is accompanied by a prospectus supplement.

i

BIOMED REALTY TRUST
      We are a real estate investment trust, or REIT, focused on acquiring, developing, owning, leasing and managing laboratory and office space for the life science industry. Our tenants include biotechnology and pharmaceutical companies, scientific research institutions, government agencies and other entities involved in the life science industry. Our current properties and primary acquisition targets are located in markets with well established reputations as centers for scientific research, including Boston, San Diego, San Francisco, Seattle, Maryland, Pennsylvania and New York/ New Jersey.
      As of September 30, 2005, we owned 36 properties with an aggregate of 4.4 million rentable square feet of laboratory and office space. Our properties were approximately 90.6% leased to 81 tenants. Of the remaining unleased space, approximately 269,316 square feet, or 6.1% of our total rentable square footage, was under redevelopment.
      Our senior management team has significant experience in the real estate industry, principally focusing on properties designed for life science tenants. We operate as a fully integrated, self-administered and self-managed REIT, providing management, leasing, development and administrative services to our properties.
      Our executive offices are located at 17140 Bernardo Center Drive, Suite 222, San Diego, California 92128. Our telephone number at that location is (858) 485-9840. Our website is located at www.biomedrealty.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus or any other report or document we file with or furnish to the Securities and Exchange Commission.

RISK FACTORS
      Investment in any securities offered pursuant to this prospectus involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and the other information contained in this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities.
ABOUT THIS PROSPECTUS
      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under this process, we may sell debt securities, common stock, preferred stock, depositary shares, warrants, rights and units in one or more offerings up to a total dollar amount of $500,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of the applicable offering. Such prospectus supplement may add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”
      We may offer the securities directly, through agents, or to or through underwriters. The applicable prospectus supplement will describe the terms of the plan of distribution and set forth the names of any underwriters involved in the sale of the securities. See “Plan of Distribution” beginning on page 46 for more information on this topic. No securities may be sold without delivery of a prospectus supplement describing the method and terms of the offering of those securities.
WHERE YOU CAN FIND MORE INFORMATION
      We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the Securities and Exchange Commission at the public reference room of the Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549. Information about the operation of the public reference room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the public reference room of the Securities and Exchange Commission upon payment of prescribed fees. Our Securities and Exchange Commission filings, including our registration statement, are also available to you on the Securities and Exchange Commission’s website, www.sec.gov.
      We have filed with the Securities and Exchange Commission a registration statement on Form S-3, of which this prospectus is a part, including exhibits, schedules and amendments filed with, or incorporated by reference in, this registration statement, under the Securities Act with respect to the securities registered hereby. This prospectus and any accompanying prospectus supplement do not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the securities registered hereby, reference is made to the registration statement, including the exhibits to the registration statement. Statements contained in this prospectus and any accompanying prospectus supplement as to the contents of any contract or other document referred to in, or incorporated by reference in, this prospectus and any accompanying prospectus supplement are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549. Information about the operation of the public reference room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the public reference room of the Securities and Exchange Commission upon payment of prescribed fees. Our Securities and Exchange Commission filings, including our registration statement, are also available to you on the Securities and Exchange Commission’s website, www.sec.gov.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
      The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. The incorporated documents contain significant information about us, our business and our finances. Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the Securities and Exchange Commission, modifies or replaces this information. We incorporate by reference the following documents we filed with the Securities and Exchange Commission:

•	our Annual Report on Form 10-K for the year ended December 31, 2004,

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005,

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005,

•	our Current Report on Form 8-K filed with the Securities and Exchange Commission on January 4, 2005,

•	our Current Report on Form 8-K filed with the Securities and Exchange Commission on January 14, 2005,

•	our Current Report on Form 8-K filed with the Securities and Exchange Commission on February 17, 2005,

•	our Current Report on Form 8-K filed with the Securities and Exchange Commission on April 19, 2005,

•	our Current Report on Form 8-K filed with the Securities and Exchange Commission on April 25, 2005,

•	our Current Report on Form 8-K filed with the Securities and Exchange Commission on June 3, 2005,

•	our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 8, 2005,

•	our Current Report on Form 8-K/ A filed with the Securities and Exchange Commission on July 13, 2005,

•	our Current Report on Form 8-K filed with the Securities and Exchange Commission on September 29, 2005,

•	the description of our common stock included in our registration statement on Form 8-A filed with the Securities and Exchange Commission on July 30, 2004, and

•	all documents filed by us with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the underlying securities.
      We also specifically incorporate by reference any documents filed by us with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement.
      To the extent that any information contained in any current report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the Securities and Exchange Commission, such information or exhibit is specifically not incorporated by reference in this prospectus.

      We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, on written or oral request of that person, a copy of any or all of the documents we are incorporating by reference into this prospectus, other than exhibits to those documents unless those exhibits are specifically incorporated by reference into those documents. A written request should be addressed to BioMed Realty Trust, Inc., 17140 Bernardo Center Drive, Suite 222, San Diego, California 92128, Attention: Secretary.
FORWARD-LOOKING STATEMENTS
      This prospectus, any accompanying prospectus supplement and the documents that we incorporate by reference in each contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Also, documents we subsequently file with the Securities and Exchange Commission and incorporate by reference will contain forward-looking statements. In particular, statements pertaining to our capital resources, portfolio performance and results of operations contain forward-looking statements. Likewise, our pro forma financial statements and other pro forma information incorporated by reference and all our statements regarding anticipated growth in our funds from operations and anticipated market conditions, demographics and results of operations are forward-looking statements. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise, and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•	adverse economic or real estate developments in the life science industry or the California or Boston regions,

•	general economic conditions,

•	our ability to compete effectively,

•	defaults on or non-renewal of leases by tenants,

•	increased interest rates and operating costs,

•	our failure to obtain necessary outside financing,

•	our ability to successfully complete real estate acquisitions, developments and dispositions,

•	our failure to successfully operate acquired properties and operations,

•	our failure to maintain our status as a REIT,

•	government approvals, actions and initiatives, including the need for compliance with environmental requirements,

•	financial market fluctuations, and

•	changes in real estate and zoning laws and increases in real property tax rates.
      While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section above entitled “Risk Factors,” including the risks incorporated therein from our most recent Annual Report on Form 10-K, as updated by our future filings.

USE OF PROCEEDS
      Unless we indicate otherwise in the applicable prospectus supplement, we intend to contribute the net proceeds from any sale of the securities pursuant to this prospectus to our operating partnership. Our operating partnership will subsequently use the net proceeds received from us to potentially acquire or develop additional properties and for general corporate purposes, which may include the repayment of existing indebtedness and improvements to the properties in our portfolio. Pending application of cash proceeds, we will invest the net proceeds in interest-bearing accounts and short-term, interest-bearing securities which are consistent with our intention to continue to qualify as a REIT for federal income tax purposes. Further details regarding the use of the net proceeds of a specific series or class of the securities will be set forth in the applicable prospectus supplement.

RATIOS OF EARNINGS TO FIXED CHARGES
      The following table sets forth ratios of earnings to fixed charges for the periods shown:

				BioMed Realty Trust, Inc. Predecessor

	BioMed Realty Trust, Inc.
					Historical Combined
					Year Ended
	Historical Consolidated Period			Historical
				Combined Period

	April 1 -	January 1 -	August 11 -		December 31,
	June 30,	March 31,	December 31,	January 1 -
	2005	2005	2004	August 17, 2004	2003	2002	2001	2000

Ratio of Earnings to Fixed Charges	1.2	5.4	5.3	1.6	1.8	1.5	1.3	2.0
      The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of income before extraordinary items and fixed charges included in expense. Fixed charges consist of interest costs, whether expensed or capitalized, and the amortization of debt issuance costs.
      For the periods shown, we had no outstanding shares of preferred stock. Therefore, the ratios of earnings to fixed charges and preferred stock dividends are identical to the ratios presented in the table above.

DESCRIPTION OF DEBT SECURITIES
      This prospectus describes the general terms and provisions of our debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities. To the extent the information contained in the supplement differs from this summary description, you should rely on the information in the supplement.
      The debt securities will be issued under an indenture between us and a trustee. We have summarized select portions of the indenture below. The summary is not complete. The form of the indenture has been filed as an exhibit to the registration statement and you should read the indenture carefully for provisions that may be important to you. Capitalized terms used in the summary and not defined in this prospectus have the meaning specified in the indenture.
General
      The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in an officer’s certificate or by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series, including any pricing supplement.
      Unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will set forth in a prospectus supplement, including any pricing supplement, relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities:

•	the title of the debt securities,

•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities,

•	any limit on the aggregate principal amount of the debt securities,

•	the date or dates on which we will pay the principal on the debt securities,

•	the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date,

•	the place or places where principal of, premium and interest on the debt securities will be payable,

•	the terms and conditions upon which we may redeem the debt securities,

•	any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities,

•	the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations,

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof,

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities,

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount,

•	the currency of denomination of the debt securities,

•	the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made,

•	if payments of principal of, premium or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined,

•	the manner in which the amounts of payment of principal of, premium or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index,

•	any provisions relating to any security provided for the debt securities,

•	any addition to or change in the events of default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities,

•	any addition to or change in the covenants described in this prospectus or in the indenture with respect to the debt securities,

•	any other terms of the debt securities, which may modify or delete any provision of the indenture as it applies to that series,

•	a discussion of any material United States federal income tax consequences applicable to an investment in such debt securities, and

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities.
      In addition, the indenture does not limit our ability to issue convertible or subordinated debt securities. Any conversion or subordination provisions of a particular series of debt securities will be set forth in the officer’s certificate or supplemental indenture related to that series of debt securities and will be described in the relevant prospectus supplement. Such terms may include provisions for conversion, either mandatory, at the option of the holder or at our option, in which case the number of shares of common stock or other securities to be received by the holders of debt securities would be calculated as of a time and in the manner stated in the prospectus supplement.
      We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the other special considerations applicable to any of these debt securities in the applicable prospectus supplement.
      If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.
Transfer and Exchange
      Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, as Depositary, or a nominee (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under the heading “Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.
      Certificated Debt Securities. You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.
      You may effect the transfer of certificated debt securities and the right to receive the principal of, and premium and interest on, certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.
      Global Debt Securities and Book-Entry System. Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the depositary, and registered in the name of the depositary or a nominee of the depositary.
      We will require the depositary to agree to follow the following procedures with respect to book-entry debt securities.
      Ownership of beneficial interests in book-entry debt securities will be limited to persons who have accounts with the depositary for the related global debt security, which we refer to as participants, or persons who may hold interests through participants. Upon the issuance of a global debt security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the book-entry debt securities represented by such global debt security beneficially owned by such participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the book-entry debt securities. Ownership of book-entry debt securities will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the depositary for the related global debt security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to own, transfer or pledge beneficial interests in book-entry debt securities.
      So long as the depositary for a global debt security, or its nominee, is the registered owner of that global debt security, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the book-entry debt securities represented by such global debt security for all purposes under the indenture. Except as described below, beneficial owners of book-entry debt securities will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing securities and will not be considered the owners or holders of those securities under the indenture. Accordingly, each person beneficially owning book-entry debt securities must rely on the procedures of the depositary for the related global debt security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture.
      We understand, however, that under existing industry practice, the depositary will authorize the persons on whose behalf it holds a global debt security to exercise certain rights of holders of debt securities, and the indenture provides that we, the trustee and our respective agents will treat as the holder of a debt security the persons specified in a written statement of the depositary with respect to that global debt security for purposes of obtaining any consents or directions required to be given by holders of the debt securities pursuant to the indenture.
      We will make payments of principal of, and premium and interest on, book-entry debt securities to the depositary or its nominee, as the case may be, as the registered holder of the related global debt security. We, the trustee and any other agent of ours or agent of the trustee will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

      We expect that the depositary, upon receipt of any payment of principal of, and premium or interest on, a global debt security, will immediately credit participants’ accounts with payments in amounts proportionate to the respective amounts of book-entry debt securities held by each participant as shown on the records of such depositary. We also expect that payments by participants to owners of beneficial interests in book-entry debt securities held through those participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.
      We will issue certificated debt securities in exchange for each global debt security if the depositary is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days. In addition, we may at any time and in our sole discretion determine not to have the book-entry debt securities of any series represented by one or more global debt securities and, in that event, will issue certificated debt securities in exchange for the global debt securities of that series. Global debt securities will also be exchangeable by the holders for certificated debt securities if an event of default with respect to the book-entry debt securities represented by those global debt securities has occurred and is continuing. Any certificated debt securities issued in exchange for a global debt security will be registered in such name or names as the depositary shall instruct the trustee. We expect that such instructions will be based upon directions received by the depositary from participants with respect to ownership of book-entry debt securities relating to such global debt security.
      We have obtained the foregoing information concerning the depositary and the depositary’s book-entry system from sources we believe to be reliable, but we take no responsibility for the accuracy of this information.
No Protection in the Event of a Change of Control
      Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions that may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) that could adversely affect holders of debt securities.
Covenants
      We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities.
Consolidation, Merger and Sale of Assets
      We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person, which we refer to as a successor person, unless:

•	we are the surviving corporation or the successor person (if other than us) is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture,

•	immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing under the indenture, and

•	certain other conditions are met.
Events of Default
      Event of default means, with respect to any series of debt securities, any of the following:

•	default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period),

•	default in the payment of principal of or premium on any debt security of that series when due and payable,

•	default in the deposit of any sinking fund payment, when and as due in respect of any debt security of that series,

•	default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than a majority in principal amount of the outstanding debt securities of that series as provided in the indenture,

•	certain events of bankruptcy, insolvency or reorganization of our company, and

•	any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement accompanying this prospectus.

      No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of an event of default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.
      If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than a majority in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of, and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an event of default.
      The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities, unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

      No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series, and

•	the holders of at least a majority in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.
      Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.
      The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.
Modification and Waiver
      We may modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

•	reduce the amount of debt securities whose holders must consent to an amendment or waiver,

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security,

•	reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities,

•	reduce the principal amount of discount securities payable upon acceleration of maturity,

•	waive a default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration),

•	make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security,

•	make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments, or

•	waive a redemption payment with respect to any debt security.
      Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, or premium or any interest on, any debt security of that series or in respect of a covenant or provision, which cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.
Defeasance of Debt Securities and Certain Covenants in Certain Circumstances
      Legal Defeasance. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.
      This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.
      Defeasance of Certain Covenants. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•	we may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants that may be set forth in the applicable prospectus supplement, and

•	any omission to comply with those covenants will not constitute a default or an event of default with respect to the debt securities of that series, or covenant defeasance.
      The conditions include:

•	depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities, and

•	delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

      Covenant Defeasance and Events of Default. In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any event of default, the amount of money and/or U.S. government obligations or foreign government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the event of default. In such a case, we would remain liable for those payments.
      “Foreign Government Obligations” means, with respect to debt securities of any series that are denominated in a currency other than U.S. dollars:

•	direct obligations of the government that issued or caused to be issued such currency for the payment of which obligations its full faith and credit is pledged which are not callable or redeemable at the option of the issuer thereof, or

•	obligations of a person controlled or supervised by or acting as an agency or instrumentality of that government the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by that government which are not callable or redeemable at the option of the issuer thereof.
Governing Law
      The indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York.
DESCRIPTION OF COMMON STOCK
General
      This prospectus describes the general terms of our common stock. For a more detailed description of these securities, you should read the applicable provisions of the Maryland General Corporation Law, or MGCL, and our charter and bylaws. When we offer to sell a particular class or series of stock, we will describe the specific terms of the series in a prospectus supplement. Accordingly, for a description of the terms of any class or series of stock, you must refer to both the prospectus supplement relating to that class or series and the description of stock in this prospectus. To the extent the information contained in the prospectus supplement differs from this summary description, you should rely on the information in the prospectus supplement.
      Our charter provides that we may issue up to 100,000,000 shares of our common stock, $0.01 par value per share, or common stock. Our charter authorizes our board of directors to amend our charter to increase or decrease the number of authorized shares of any class or series without stockholder approval. As of September 30, 2005, 46,635,890 shares of our common stock were issued and outstanding. Under Maryland law, stockholders generally are not liable for the corporation’s debts or obligations.
      All shares of our common stock offered hereby will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other class or series of stock and to the provisions of our charter regarding the restrictions on transfer of stock, holders of shares of our common stock are entitled to receive dividends on such stock if, as and when authorized by our board of directors out of assets legally available therefor and declared by us and to share ratably in the assets of our company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of our company.
      Subject to the provisions of our charter regarding the restrictions on transfer of stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of our directors, which means that the holders of a majority of the outstanding shares of our common stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.
      Holders of shares of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of our company. Subject to the provisions of our charter regarding the restrictions on transfer of stock, shares of our common stock will have equal dividend, liquidation and other rights.
      Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless such action is advised by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter provides, except with respect to an amendment to the section relating to the removal of directors and the corresponding reference in the general amendment provision, that the foregoing items may be approved by a majority of the votes entitled to be cast on the matter. However, Maryland law permits a corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to one or more persons if all of the equity interests of the person or persons are owned, directly or indirectly, by the corporation. Because operating assets may be held by a corporation’s subsidiaries, as in our situation, this may mean that our subsidiary can merge or transfer all of its assets without a vote of our stockholders.
      Our charter authorizes our board of directors to classify and reclassify any unissued shares of our common stock into other classes or series of stock. Prior to issuance of shares of each series, our board of directors is required by the MGCL and our charter to set, subject to the provisions of our charter regarding the restrictions on transfer of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series.
Power to Increase Authorized Stock and Issue Additional Shares of Our Common Stock
      We believe that the power of our board of directors to increase the number of authorized shares of stock, to cause us to issue additional authorized but unissued shares of our common stock and to classify or reclassify unissued shares of our common stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the common stock, will be available for issuance without further action by our stockholders, unless stockholder consent is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our stockholders or otherwise be in their best interest.
Restrictions on Ownership and Transfer
      To assist us in complying with certain federal income tax requirements applicable to REITs, we have adopted certain restrictions relating to the ownership and transfer of our common stock. See “Restrictions on Ownership and Transfer.”

Transfer Agent and Registrar
      The transfer agent and registrar for our common stock is The Bank of New York.
DESCRIPTION OF PREFERRED STOCK
General
      This prospectus describes the general terms of our preferred stock. For a more detailed description of these securities, you should read the applicable provisions of the MGCL and our charter and bylaws. When we offer to sell a particular class or series of stock, we will describe the specific terms of the series in a prospectus supplement. Accordingly, for a description of the terms of any class or series of stock, you must refer to both the prospectus supplement relating to that class or series and the description of stock in this prospectus. To the extent the information contained in the prospectus supplement differs from this summary description, you should rely on the information in the prospectus supplement.
      Our charter provides that we may issue up to 15,000,000 shares of preferred stock, $0.01 par value per share, or preferred stock. Our charter authorizes our board of directors to amend our charter to increase or decrease the number of authorized shares of any class or series without stockholder approval. As of September 30, 2005, no shares of preferred stock were issued and outstanding.
      Our charter authorizes our board of directors to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of any class or series. Prior to issuance of shares of each series, our board of directors is required by the MGCL and our charter to set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. Thus, our board of directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change of control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interest.
      The specific terms of a particular class or series of preferred stock will be described in the prospectus supplement relating to that class or series, including a prospectus supplement providing that preferred stock may be issuable upon the exercise of warrants we issue. The description of preferred stock set forth below and the description of the terms of a particular class or series of preferred stock set forth in the applicable prospectus supplement do not purport to be complete and are qualified in their entirety by reference to the articles supplementary relating to that class or series.
      The preferences and other terms of the preferred stock of each class or series will be fixed by the articles supplementary relating to such class or series. A prospectus supplement, relating to each class or series, will specify the terms of the preferred stock as follows:

•	the designation and stated value of such preferred stock,

•	the number of shares of such preferred stock offered, the liquidation preference per share and the offering price of such preferred stock,

•	the dividend rate(s), period(s), and/or payment date(s) or method(s) of calculation thereof applicable to such preferred stock,

•	whether such preferred stock is cumulative or not and, if cumulative, the date from which dividends on such preferred stock shall accumulate,

•	the provision for a sinking fund, if any, for such preferred stock,

•	the provision for redemption, if applicable, of such preferred stock,

•	any listing of such preferred stock on any securities exchange,

•	preemptive rights, if any,

•	the terms and conditions, if applicable, upon which such preferred stock will be converted into our common stock, including the conversion price (or manner of calculation thereof),

•	a discussion of any material United States federal income tax consequences applicable to an investment in such preferred stock,

•	any limitations on actual and constructive ownership and restrictions on transfer, in each case as may be appropriate to preserve our status as a REIT,

•	the relative ranking and preferences of such preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of our company,

•	any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with such class or series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of our company,

•	any voting rights of such preferred stock, and

•	any other specific terms, preferences, rights, limitations or restrictions of such preferred stock.
Rank
      Unless otherwise specified in the applicable prospectus supplement, the preferred stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of our company, rank: (1) senior to all classes or series of our common stock, and to any other class or series of our stock expressly designated as ranking junior to the preferred stock; (2) on parity with any class or series of our stock expressly designated as ranking on parity with the preferred stock; and (3) junior to any other class or series of our stock expressly designated as ranking senior to the preferred stock.
Conversion Rights
      The terms and conditions, if any, upon which any shares of any class or series of preferred stock are convertible into our common stock will be set forth in the applicable prospectus supplement relating thereto. Such terms will include the number of shares of our common stock into which the shares of preferred stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of such class or series of preferred stock, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such class or series of preferred stock.
Power to Increase Authorized Stock and Issue Additional Shares of Our Preferred Stock
      Our board of directors has the power to increase the number of authorized shares of stock, to cause us to issue additional authorized but unissued shares of our preferred stock and to classify or reclassify unissued shares of our preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock. The additional classes or series will be available for issuance without further action by our stockholders, unless stockholder consent is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our stockholders or otherwise be in their best interest.
Restrictions on Ownership and Transfer
      To assist us in complying with certain United States federal income tax requirements applicable to REITs, we have adopted certain restrictions relating to the ownership and transfer of our common stock. We expect to adopt similar restrictions with respect to any class or series offered pursuant to this prospectus under the articles supplementary for each such class or series. The applicable prospectus supplement will specify any additional ownership limitation relating to such class or series. See “Restrictions on Ownership and Transfer.”

DESCRIPTION OF DEPOSITARY SHARES
      We may, at our option, elect to offer depositary shares rather than full shares of preferred stock. Each depositary share will represent ownership of and entitlement to all rights and preferences of a fraction of a share of preferred stock of a specified series (including dividend, voting, redemption and liquidation rights). The applicable fraction will be specified in a prospectus supplement. The shares of preferred stock represented by the depositary shares will be deposited with a depositary named in the applicable prospectus supplement, under a deposit agreement, among us, the depositary and the holders of the certificates evidencing depositary shares, or depositary receipts. Depositary receipts will be delivered to those persons purchasing depositary shares in the offering. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.
      The summary of the terms of the depositary shares contained in this prospectus does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the deposit agreement, our charter and the form of articles supplementary for the applicable class or series of preferred stock.
Dividends
      The depositary will distribute all cash dividends or other cash distributions received in respect of the series of preferred stock represented by the depositary shares to the record holders of depositary receipts in proportion to the number of depositary shares owned by such holders on the relevant record date, which will be the same date as the record date fixed by us for the applicable series of preferred stock. The depositary, however, will distribute only such amount as can be distributed without attributing to any depositary share a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary receipts then outstanding.
      In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts entitled thereto, in proportion, as nearly as may be practicable, to the number of depositary shares owned by such holders on the relevant record date, unless the depositary determines (after consultation with us) that it is not feasible to make such distribution, in which case the depositary may (with our approval) adopt any other method for such distribution as it deems equitable and appropriate, including the sale of such property (at such place or places and upon such terms as it may deem equitable and appropriate) and distribution of the net proceeds from such sale to such holders.
      No distribution will be made in respect of any depositary share to the extent that it represents any preferred stock converted into excess stock.
Liquidation Preference
      In the event of the liquidation, dissolution or winding up of the affairs of our company, whether voluntary or involuntary, the holders of each depositary share will be entitled to the fraction of the liquidation preference accorded each share of the applicable series of preferred stock as set forth in the applicable prospectus supplement.
Redemption
      If the series of preferred stock represented by the applicable series of depositary shares is redeemable, such depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of preferred stock held by the depositary. Whenever we redeem any preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing the preferred stock so redeemed. The depositary will mail the notice of redemption promptly upon receipt of such notice from us and not less than 30 nor more than 60 days prior to the date fixed for redemption of the preferred stock and the depositary shares to the record holders of the depositary receipts.

Voting
      Promptly upon receipt of notice of any meeting at which the holders of the series of preferred stock represented by the applicable series of depositary shares are entitled to vote, the depositary will mail the information contained in such notice of meeting to the record holders of the depositary receipts as of the record date for such meeting. Each such record holder of depositary receipts will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock represented by such record holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote such preferred stock represented by such depositary shares in accordance with such instructions, and we will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will abstain from voting any of the preferred stock to the extent that it does not receive specific instructions from the holders of depositary receipts.
Withdrawal of Preferred Stock
      Upon surrender of depositary receipts at the principal office of the depositary and payment of any unpaid amount due the depositary, and subject to the terms of the deposit agreement, the owner of the depositary shares evidenced thereby is entitled to delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by such depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares. Holders of preferred stock thus withdrawn will not thereafter be entitled to deposit such shares under the deposit agreement or to receive depositary receipts evidencing depositary shares therefor.
Amendment and Termination of Deposit Agreement
      The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time and from time to time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders (other than any change in fees) of depositary shares will not be effective unless such amendment has been approved by at least a majority of the depositary shares then outstanding. No such amendment may impair the right, subject to the terms of the deposit agreement, of any owner of any depositary shares to surrender the depositary receipt evidencing such depositary shares with instructions to the depositary to deliver to the holder of the preferred stock and all money and other property, if any, represented thereby, except in order to comply with mandatory provisions of applicable law.
      The deposit agreement will be permitted to be terminated by us upon not less than 30 days prior written notice to the applicable depositary if (1) such termination is necessary to preserve our status as a REIT or (2) a majority of each series of preferred stock affected by such termination consents to such termination, whereupon such depositary will be required to deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by such holder, such number of whole or fractional shares of preferred stock as are represented by the depositary shares evidenced by such depositary receipts together with any other property held by such depositary with respect to such depositary receipts. We will agree that if the deposit agreement is terminated to preserve our status as a REIT, then we will use our best efforts to list the preferred stock issued upon surrender of the related depositary shares on a national securities exchange. In addition, the deposit agreement will automatically terminate if (a) all outstanding depositary shares thereunder shall have been redeemed, (b) there shall have been a final distribution in respect of the related preferred stock in connection with any liquidation, dissolution or winding-up of our company and such distribution shall have been distributed to the holders of depositary receipts evidencing the depositary shares representing such preferred stock or (c) each share of the related preferred stock shall have been converted into stock of our company not so represented by depositary shares.

Charges of Depositary
      We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock and initial issuance of the depositary shares, and redemption of the preferred stock and all withdrawals of preferred stock by owners of depositary shares. Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and certain other charges as are provided in the deposit agreement to be for their accounts. In certain circumstances, the depositary may refuse to transfer depositary shares, may withhold dividends and distributions and sell the depositary shares evidenced by such depositary receipt if such charges are not paid. The applicable prospectus supplement will include information with respect to fees and charges, if any, in connection with the deposit or substitution of the underlying securities, the receipt and distribution of dividends, the sale or exercise of rights, the withdrawal of the underlying security, and the transferring, splitting or grouping of receipts. The applicable prospectus supplement will also include information with respect to the right to collect the fees and charges, if any, against dividends received and deposited securities.
Miscellaneous
      The depositary will forward to the holders of depositary receipts all notices, reports and proxy soliciting material from us which are delivered to the depositary and which we are required to furnish to the holders of the preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at such other places as it may from time to time deem advisable, any notices, reports and proxy soliciting material received from us which are received by the depositary as the holder of preferred stock. The applicable prospectus supplement will include information about the rights, if any, of holders of receipts to inspect the transfer books of the depositary and the list of holders of receipts.
      Neither the depositary nor our company assumes any obligation or will be subject to any liability under the deposit agreement to holders of depositary receipts other than for its negligence or willful misconduct. Neither the depositary nor our company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. The obligations of our company and the depositary under the deposit agreement will be limited to performance in good faith of their duties thereunder, and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. Our company and the depositary may rely on written advice of counsel or accountants, on information provided by holders of the depositary receipts or other persons believed in good faith to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper party or parties.
      In the event the depositary shall receive conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and us, on the other hand, the depositary shall be entitled to act on such claims, requests or instructions received from us.
Resignation and Removal of Depositary
      The depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the depositary, any such resignation or removal to take effect upon the appointment of a successor depositary and its acceptance of such appointment. Such successor depositary must be appointed within 60 days after delivery of the notice for resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $150,000,000.
DESCRIPTION OF WARRANTS
      We may issue warrants for the purchase of debt securities, common stock, preferred stock or depositary shares and may issue warrants independently or together with debt securities, common stock, preferred stock or depositary shares or attached to or separate from such securities. We will issue each series of warrants under a separate warrant agreement between us and a bank or trust company as warrant agent, as specified in the applicable prospectus supplement.
      The warrant agent will act solely as our agent in connection with the warrants and will not act for or on behalf of warrant holders. The following sets forth certain general terms and provisions of the warrants that may be offered under this registration statement. Further terms of the warrants and the applicable warrant agreement will be set forth in the applicable prospectus supplement.
Debt Warrants
      The applicable prospectus supplement will describe the terms of the debt warrants in respect of which this prospectus is being delivered, including, where applicable, the following:

•	the title of the debt warrants,

•	the aggregate number of the debt warrants outstanding,

•	the price or prices at which the debt warrants will be issued,

•	the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants, and the procedures and conditions relating to the exercise of the debt warrants,

•	the designation and terms of any related debt securities with which the debt warrants are issued, and the number of the debt warrants issued with each security,

•	the date, if any, on and after which the debt warrants and the related securities will be separately transferable,

•	the principal amount of debt securities purchasable upon exercise of each debt warrant, and the price at which the debt securities may be purchased upon exercise,

•	the provisions, if any, for changes to or adjustments in the exercise price,

•	the date on which the right to exercise the debt warrants shall commence and the date on which such right shall expire,

•	the minimum or maximum amount of debt warrants that may be exercised at any one time,

•	information with respect to book-entry procedures, if any,

•	a discussion of certain United States federal income tax considerations applicable to the debt warrants, and

•	any other terms of the debt warrants, including terms, procedures and limitations relating to the transferability, exercise and exchange of such warrants.
      Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations and debt warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their debt warrants, holders of debt warrants will not have any of the rights of holders, and will not be entitled to payments of principal, premium or interest on, the securities purchasable upon the exercise of debt warrants.
Equity Warrants
      The applicable prospectus supplement will describe the terms of the warrants to purchase depositary shares, common stock or preferred stock, or equity warrants, in respect of which this prospectus is being delivered, including, where applicable, the following:

•	the title of the equity warrants,

•	the aggregate number of the equity warrants outstanding,

•	the price or prices at which the equity warrants will be issued,

•	the type and number of securities purchasable upon exercise of the equity warrants,

•	the date, if any, on and after which the equity warrants and the related securities will be separately transferable,

•	the price at which each security purchasable upon exercise of the equity warrants may be purchased,

•	the provisions, if any, for changes to or adjustments in the exercise price,

•	the date on which the right to exercise the equity warrants shall commence and the date on which such right shall expire,

•	the minimum or maximum amount of equity warrants that may be exercised at any one time,

•	information with respect to book-entry procedures, if any,

•	any anti-dilution protection,

•	a discussion of certain United States federal income tax considerations applicable to the equity warrants, and

•	any other terms of the equity warrants, including terms, procedures and limitations relating to the transferability, exercise and exchange of such warrants.
      Equity warrant certificates will be exchangeable for new equity warrant certificates of different denominations and warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their equity warrants, holders of equity warrants will not have any of the rights of holders of the securities purchasable upon such exercise or to any dividend payments or voting rights as to which holders of the depositary shares, common stock or preferred stock purchasable upon such exercise may be entitled.
      Except as provided in the applicable prospectus supplement, the exercise price and the number of depositary shares, shares of common stock or shares of preferred stock purchasable upon the exercise of each equity warrant will be subject to adjustment in certain events, including the issuance of a stock dividend to the holders of the underlying common stock or preferred stock or a stock split, reverse stock split, combination, subdivision or reclassification of the underlying common stock or preferred stock, as the case may be. In lieu of adjusting the number of shares purchasable upon exercise of each equity warrant, we may elect to adjust the number of equity warrants. Unless otherwise provided in the applicable prospectus supplement, no adjustments in the number of shares purchasable upon exercise of the equity warrants will be required until all cumulative adjustments require an adjustment of at least 1% thereof. We may, at our option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of equity warrants, but we will pay the cash value of any fractional shares otherwise issuable. Notwithstanding the foregoing, except as otherwise provided in the applicable prospectus supplement, in case of any consolidation, merger or sale or conveyance of our property as an entirety or substantially as an entirety, the holder of each outstanding equity warrant will have the right to the kind and amount of shares of stock and other securities and property, including cash, receivable by a holder of the number of depositary shares, shares of common stock or shares of preferred stock into which each equity warrant was exercisable immediately prior to the particular triggering event.
Exercise of Warrants
      Each warrant will entitle the holder to purchase for cash such number of debt securities, depositary shares, shares of common stock or shares of preferred stock, at such exercise price as shall, in each case, be set forth in, or be determinable as set forth in, the applicable prospectus supplement relating to the warrants offered thereby. Unless otherwise specified in the applicable prospectus supplement, warrants may be exercised at any time up to 5:00 p.m. New York City time on the expiration date set forth in applicable prospectus supplement. After 5:00 p.m. New York City time on the expiration date, unexercised warrants will be void.

      Warrants may be exercised as set forth in the applicable prospectus supplement relating to the warrants. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon such exercise. If less than all of the warrants are presented by such warrant certificate of exercise, a new warrant certificate will be issued for the remaining amount of warrants.
DESCRIPTION OF RIGHTS
      We may issue rights to our stockholders to purchase shares of our common stock. Each series of rights will be issued under a separate rights agreement to be entered into between us and a bank or trust company, as rights agent. The rights agent will act solely as our agent in connection with the certificates relating to the rights of the series of certificates and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights. The statements made in this section relating to the rights are summaries only. These summaries are not complete. When we issue rights, we will provide the specific terms of the rights and the applicable rights agreement in a prospectus supplement. To the extent the information contained in the prospectus supplement differs from this summary description, you should rely on the information in the prospectus supplement. For more detail, we refer you to the applicable rights agreement itself, which we will file as an exhibit to, or incorporate by reference in, the registration statement.
      We will provide in a prospectus supplement the following terms of the rights being issued:

•	the date of determining the stockholders entitled to the rights distribution,

•	the aggregate number of shares of common stock purchasable upon exercise of the rights,

•	the exercise price,

•	the aggregate number of rights issued,

•	the date, if any, on and after which the rights will be separately transferable,

•	the date on which the right to exercise the rights will commence, and the date on which the right will expire,

•	a discussion of any material or special United States federal income tax considerations applicable to the rights, and

•	any other terms of the rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of the rights.
Exercise of Rights
      Each right will entitle the holder of rights to purchase for cash the principal amount of shares of common stock at the exercise price provided in the applicable prospectus supplement. Rights may be exercised at any time up to the close of business on the expiration date for the rights provided in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised rights will be void.
      Holders may exercise rights as described in the applicable prospectus supplement. Upon receipt of payment and the rights certificate properly completed and duly executed at the corporate trust office of the rights agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the shares of common stock purchasable upon exercise of the rights. If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as described in the applicable prospectus supplement.

DESCRIPTION OF UNITS
      We may issue units consisting of two or more other constituent securities. These units may be issuable as, and for a specified period of time may be transferable only as a single security, rather than as the separate constituent securities comprising such units. The statements made in this section relating to the units are summaries only. These summaries are not complete. When we issue units, we will provide the specific terms of the units in a prospectus supplement. To the extent the information contained in the prospectus supplement differs from this summary description, you should rely on the information in the prospectus supplement.
      When we issue units, we will provide in a prospectus supplement the following terms of the units being issued:

•	the title of any series of units,

•	identification and description of the separate constituent securities comprising the units,

•	the price or prices at which the units will be issued,

•	the date, if any, on and after which the constituent securities comprising the units will be separately transferable,

•	information with respect to any book-entry procedures,

•	a discussion of any material or special United States federal income tax considerations applicable to the units, and

•	any other terms of the units and their constituent securities.
RESTRICTIONS ON OWNERSHIP AND TRANSFER
      The following summary with respect to restrictions on ownership and transfer of our stock sets forth certain general terms and provisions of our charter documents to which any prospectus supplement may relate. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to our charter documents, as amended and supplemented from time to time, including any articles supplementary relating to any issuance of preferred stock pursuant to this prospectus. Copies of our existing charter documents are filed with the Securities and Exchange Commission and are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. Any amendment or supplement to our charter documents relating to an issuance of securities pursuant to this prospectus shall be filed with the Securities and Exchange Commission and shall be incorporated by reference as an exhibit to the applicable prospectus supplement. See “Where You Can Find More Information.”
      In order for us to qualify as a REIT under the Internal Revenue Code of 1986, as amended, or the Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of our outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).
      Our charter contains restrictions on the number of shares of our stock that a person may own. No person may acquire or hold, directly or indirectly, in excess of 9.8% in value of our outstanding shares of capital stock. In addition, no person may acquire or hold, directly or indirectly, common stock in excess of 9.8% (in value or in number of shares, whichever is more restrictive) of our outstanding shares of common stock.
      Our charter further prohibits (1) any person from owning shares of our stock that would result in our being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT and (2) any person from transferring shares of our stock if the transfer would result in our stock being owned by fewer than 100 persons. Any person who acquires or intends to acquire shares of our stock that may violate any of these restrictions, or who is the intended transferee of shares of our stock which are transferred to a trust, as described below, is required to give us immediate notice and provide us with such information as we may request in order to determine the effect of the transfer on our status as a REIT. The above restrictions will not apply if our board of directors determines that it is no longer in our best interests to continue to qualify as a REIT.
      Our board of directors may, in its sole discretion, waive the ownership limit with respect to a particular stockholder if it:

•	determines that such ownership will not cause any individual’s beneficial ownership of shares of our common stock to violate the ownership limit and that any exemption from the ownership limit will not jeopardize our status as a REIT, and

•	determines that such stockholder does not and will not own, actually or constructively, an interest in a tenant of ours (or a tenant of any entity owned in whole or in part by us) that would cause us to own, actually or constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant or that any such ownership would not cause us to fail to qualify as a REIT under the Code.
      As a condition of our waiver, our board of directors may require an opinion of counsel or IRS ruling satisfactory to our board of directors, and/or representations or undertakings from the applicant with respect to preserving our REIT status.
      Any attempted transfer of our stock which, if effective, would result in our stock being owned by fewer than 100 persons will be null and void. Any attempted transfer of our stock which, if effective, would result in violation of the ownership limits discussed above or in our being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT, will cause the number of shares causing the violation (rounded up to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in the shares. The automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the transfer. Shares of our stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of stock held in the trust, will have no rights to dividends, to vote the shares, or to any other rights attributable to the shares of stock held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of a charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the trust must be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority (1) to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and (2) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.
      Within 20 days of receiving notice from us that shares of our stock have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows. The proposed transferee will receive the lesser of (1) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price of the shares on the day of the event causing the shares to be held in the trust and (2) the price received by the trustee from the sale or other disposition of the shares. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that shares of our stock have been transferred to the trust, the shares are sold by the proposed transferee, then (1) the shares will be deemed to have been sold on behalf of the trust and (2) to the extent that the proposed transferee received an amount for the shares that exceeds the amount he was entitled to receive, the excess must be paid to the trustee upon demand.
      In addition, shares of our stock held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (2) the market price on the date we, or our designee, accept the offer. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee.
      All certificates representing shares of our stock will bear a legend referring to the restrictions described above.
      Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of our stock, within 30 days after the end of each taxable year, is required to give us written notice, stating his name and address, the number of shares of each class and series of our stock which he beneficially owns and a description of the manner in which the shares are held. Each such owner will provide us with such additional information as we may request in order to determine the effect, if any, of his beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, each stockholder will upon demand be required to provide us with such information as we may request in good faith in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.
      These ownership limits could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.
DESCRIPTION OF THE
PARTNERSHIP AGREEMENT OF BIOMED REALTY, L.P.
      The material terms and provisions of the Agreement of Limited Partnership of BioMed Realty, L.P. which we refer to as the “partnership agreement” are summarized below. For more detail, you should refer to the partnership agreement itself, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. For purposes of this section, references to “we,” “our,” “us” and “our company” refer to BioMed Realty Trust, Inc.
Management of Our Operating Partnership
      Our operating partnership, BioMed Realty, L.P., is a Maryland limited partnership that was formed on April 30, 2004. Our company is the sole general partner of our operating partnership, and we conduct substantially all of our business in or through it. As sole general partner of our operating partnership, we exercise exclusive and complete responsibility and discretion in its day-to-day management and control. We can cause our operating partnership to enter into certain major transactions including acquisitions, dispositions and refinancings, subject to limited exceptions. The limited partners of our operating partnership may not transact business for, or participate in the management activities or decisions of, our operating partnership, except as provided in the partnership agreement and as required by applicable law. Some restrictions in the partnership agreement restrict our ability to engage in a business combination as more fully described in “ — Termination Transactions” below.
      The limited partners of our operating partnership expressly acknowledged that we, as general partner of our operating partnership, are acting for the benefit of our operating partnership, the limited partners and our stockholders collectively. Our company is under no obligation to give priority to the separate interests of the limited partners or our stockholders in deciding whether to cause our operating partnership to take or decline to take any actions. If there is a conflict between the interests of our stockholders on one hand and the limited partners on the other, we will endeavor in good faith to resolve the conflict in a manner not adverse to either our stockholders or the limited partners; provided, however, that for so long as we own a controlling interest in our operating partnership, any conflict that cannot be resolved in a manner not adverse to either our stockholders or the limited partners will be resolved in favor of our stockholders. We are not liable under the partnership agreement to our operating partnership or to any partner for monetary damages for losses sustained, liabilities incurred or benefits not derived by limited partners in connection with such decisions; so long as we have acted in good faith.
      The partnership agreement provides that substantially all of our business activities, including all activities pertaining to the acquisition and operation of properties, must be conducted through our operating partnership, and that our operating partnership must be operated in a manner that will enable our company to satisfy the requirements for being classified as a REIT.
Transferability of Interests
      Except in connection with a transaction described in “ — Termination Transactions” below, we, as general partner, may not voluntarily withdraw from our operating partnership, or transfer or assign all or any portion of our interest in our operating partnership, without the consent of the holders of a majority of the limited partnership interests (including our 93.5% limited partnership interest therein) except for permitted transfers to our affiliates. The limited partners agreed not to sell, assign, encumber or otherwise dispose of their units in our operating partnership without our consent for the twelve-month period following the completion of our IPO in August 2004, other than to us, as general partner, to an affiliate of the transferring limited partner, to other original limited partners, to immediate family members of the transferring limited partner, to a trust for the benefit of a charitable beneficiary, or to a lending institution as collateral for a bona fide loan, subject to specified limitations. After the twelve-month period following the completion of our IPO, any transfer of units by the limited partners, except to the parties specified above, will be subject to a right of first refusal by us and must be made only to “accredited investors” as defined under Rule 501 of the Securities Act.
Capital Contributions
      We contributed to our operating partnership all of the net proceeds of our IPO as our initial capital contribution in exchange for a 91.5% partnership interest. Some of our directors, executive officers and their affiliates contributed properties and assets to our operating partnership and became limited partners and, together with other limited partners, initially owned the remaining 8.5% limited partnership interest. As of September 30, 2005, we owned a 94.2% partnership interest and other limited partners, including some of our directors, executive officers and their affiliates, owned the remaining 5.8% limited partnership interest.
      The partnership agreement provides that we, as general partner, may determine that our operating partnership requires additional funds for the acquisition of additional properties or for other purposes. Under the partnership agreement, we are obligated to contribute the proceeds of any offering of stock as additional capital to our operating partnership. Our operating partnership is authorized to cause partnership interests to be issued for less than fair market value if we conclude in good faith that such issuance is in the interests of our operating partnership.
      The partnership agreement provides that we may make additional capital contributions, including properties, to our operating partnership in exchange for additional partnership units. If we contribute additional capital and receive additional partnership interests for the capital contribution, our percentage interests will be increased on a proportionate basis based on the amount of the additional capital contributions and the value of our operating partnership at the time of the contributions. Conversely, the percentage interests of the other limited partners will be decreased on a proportionate basis. In addition, if we contribute additional capital and receive additional partnership interests for the capital contribution, the capital accounts of the partners may be adjusted upward or downward to reflect any unrealized gain or loss attributable to the properties as if there were an actual sale of the properties at the fair market value thereof. Limited partners have no preemptive right or obligation to make additional capital contributions.
      Our operating partnership could issue preferred partnership interests in connection with acquisitions of property or otherwise. Any such preferred partnership interests would have priority over common partnership interests with respect to distributions from our operating partnership, including the partnership interests that our wholly owned subsidiaries own.
Amendments of the Partnership Agreement
      Amendments to the partnership agreement may be proposed by us, as general partner, or by limited partners owning at least 25% of the units held by limited partners.
      Generally, the partnership agreement may be amended, modified or terminated only with the approval of partners holding 50% of all outstanding units (including the units held by us as general partner and as a limited partner). However, as general partner, we will have the power to unilaterally amend the partnership agreement without obtaining the consent of the limited partners as may be required to:

•	add to our obligations as general partner or surrender any right or power granted to us as general partner for the benefit of the limited partners,

•	reflect the issuance of additional units or the admission, substitution, termination or withdrawal of partners in accordance with the terms of the partnership agreement,

•	set forth or amend the designations, rights, powers, duties and preferences of the holders of any additional partnership interests issued by our operating partnership,

•	reflect a change of an inconsequential nature that does not adversely affect the limited partners in any material respect,

•	cure any ambiguity, correct or supplement any provisions of the partnership agreement not inconsistent with law or with other provisions of the partnership agreement, or make other changes concerning matters under the partnership agreement that will not otherwise be inconsistent with the partnership agreement or law,

•	satisfy any requirements, conditions or guidelines of federal or state law,

•	reflect changes that are reasonably necessary for us, as general partner, to maintain our status as a REIT, or

•	modify the manner in which capital accounts are computed.
      Amendments that would convert a limited partner’s interest into a general partner’s interest, adversely affect the limited liability of a limited partner, alter a partner’s right to receive any distributions or allocations of profits or losses or materially alter or modify the redemption rights described below (other than a change to reflect the seniority of any distribution or liquidation rights of any preferred units issued in accordance with the partnership agreement) must be approved by each limited partner that would be adversely affected by such amendment; provided that any such amendment does not require the unanimous consent of all the partners who are adversely affected unless the amendment is to be effective against all adversely affected partners.
      In addition, without the written consent of limited partners holding a majority of the units, we, as general partner, may not do any of the following:

•	take any action in contravention of an express prohibition or limitation contained in the partnership agreement,

•	enter into or conduct any business other than in connection with our role as general partner of our operating partnership and our operation as a public reporting company and as a REIT,

•	acquire an interest in real or personal property other than through our operating partnership or our subsidiary partnerships,

•	withdraw from our operating partnership or transfer any portion of our general partnership interest, except to an affiliate, or

•	be relieved of our obligations under the partnership agreement following any permitted transfer of our general partnership interest.
Redemption/ Exchange Rights
      Limited partners who acquired units in our formation transactions have the right, commencing on October 1, 2005, to require our operating partnership to redeem part or all of their units for cash based upon the fair market value of an equivalent number of shares of our common stock at the time of the redemption. Alternatively, we may elect to acquire those units in exchange for shares of our common stock. Our acquisition will be on a one-for-one basis, subject to adjustment in the event of stock splits, stock dividends, issuance of stock rights, specified extraordinary distributions and similar events. We presently anticipate that we will elect to issue shares of our common stock in exchange for units in connection with each redemption request, rather than having our operating partnership redeem the units for cash. With each redemption or exchange, we increase our company’s percentage ownership interest in our operating partnership. Commencing on October 1, 2005, limited partners who hold units may exercise this redemption right from time to time, in whole or in part, except when, as a consequence of shares of our common stock being issued, any person’s actual or constructive stock ownership would exceed our company’s ownership limits, or violate any other restriction as provided in our charter as described under the section entitled “Restrictions on Ownership and Transfer.” In all cases, unless we agree otherwise, no limited partner may exercise its redemption right for fewer than 1,000 units or, if a limited partner holds fewer than 1,000 units, all of the units held by such limited partner.
Issuance of Additional Units, Common Stock or Convertible Securities
      As sole general partner, we have the ability to cause our operating partnership to issue additional units representing general and limited partnership interests. These additional units may include preferred limited partnership units. In addition, we may issue additional shares of our common stock or convertible securities, but only if we cause our operating partnership to issue to us partnership interests or rights, options, warrants or convertible or exchangeable securities of our operating partnership having parallel designations, preferences and other rights, so that the economic interests of our operating partnership’s interests issued are substantially similar to the securities that we have issued.
Tax Matters
      We are the tax matters partner of our operating partnership. We have authority to make tax elections under the Code on behalf of our operating partnership.
Allocations of Net Income and Net Losses to Partners
      The net income or net loss of our operating partnership generally will be allocated to us, as the general partner, and to the limited partners in accordance with our respective percentage interests in our operating partnership. However, in some cases losses may be disproportionately allocated to partners who have guaranteed debt of our operating partnership. The allocations described above are subject to special allocations relating to depreciation deductions and to compliance with the provisions of Sections 704(b) and 704(c) of the Code and the associated Treasury regulations. See “Federal Income Tax Considerations — Tax Aspects of Our Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies.”
Operations and Distributions
      The partnership agreement provides that we, as general partner, will determine and distribute the net operating cash revenues of our operating partnership, as well as the net sales and refinancing proceeds, in such amount as determined by us in our sole discretion, quarterly, pro rata in accordance with the partners’ percentage interests.

      The partnership agreement provides that our operating partnership will assume and pay when due, or reimburse us for payment of all costs and expenses relating to the operations of, or for the benefit of, our operating partnership.
Termination Transactions
      The partnership agreement provides that our company may not engage in any merger, consolidation or other combination with or into another person, sale of all or substantially all of our assets or any reclassification or any recapitalization or change in outstanding shares of our equity interests, each a termination transaction, unless in connection with a termination transaction either:

(1) all limited partners will receive, or have the right to elect to receive, for each unit an amount of cash, securities, or other property equal to the product of:

•	the number of shares of our common stock into which each unit is then exchangeable, and

•	the greatest amount of cash, securities or other property paid to the holder of one share of our common stock in consideration of one share of our common stock in the termination transaction,

provided that, if, in connection with a termination transaction, a purchase, tender or exchange offer is made to and accepted by the holders of more than 50% of the outstanding shares of our common stock, each holder of units will receive, or will have the right to elect to receive, the greatest amount of cash, securities, or other property which such holder would have received had it exercised its redemption right and received shares of our common stock in exchange for its units immediately prior to the expiration of such purchase, tender or exchange offer and accepted such purchase, tender or exchange offer, or

(2) the following conditions are met:

•	substantially all of the assets of the surviving entity are held directly or indirectly by our operating partnership or another limited partnership or limited liability company that is the surviving partnership of a merger, consolidation or combination of assets with our operating partnership,

•	the holders of units own a percentage interest of the surviving partnership based on the relative fair market value of the net assets of our operating partnership and the other net assets of the surviving partnership immediately prior to the consummation of the transaction,

•	the rights, preferences and privileges of such unit holders in the surviving partnership are at least as favorable as those in effect immediately prior to the consummation of the transaction and as those applicable to any other limited partners or non-managing members of the surviving partnership, and

•	the limited partners may redeem their interests in the surviving partnership for either the consideration available to the common limited partners pursuant to the first paragraph in this section, or if the ultimate controlling person of the surviving partnership has publicly traded common equity securities, shares of those common equity securities, at an exchange ratio based on the relative fair market value of those securities and our common stock.
Term
      Our operating partnership will continue in full force and effect until December 31, 2104, or until sooner dissolved in accordance with its terms or as otherwise provided by law.
Indemnification and Limitation of Liability
      To the extent permitted by applicable law, the partnership agreement requires our operating partnership to indemnify us, as general partner, and our officers, directors, employees, agents and any other persons we may designate from and against any and all claims arising from operations of our operating partnership in which any indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless it is established that:

•	the act or omission of the indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith, fraud or was the result of active and deliberate dishonesty,

•	the indemnitee actually received an improper personal benefit in money, property or services, or

•	in the case of any criminal proceeding, the indemnitee had reasonable cause to believe that the act or omission was unlawful.
      Similarly, we, as general partner of our operating partnership, and our officers, directors, agents or employees, are not liable or accountable to our operating partnership for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or any act or omission so long as we acted in good faith.
CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS
      The following summary of certain provisions of Maryland law and of our charter and bylaws is subject to and qualified in its entirety by reference to Maryland law and our charter and bylaws, copies of which are exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”
Our Board of Directors
      Our charter and bylaws provide that our board of directors may establish the number of directors of our company as long as the number is not fewer than the minimum required under the MGCL nor, unless our bylaws are amended, more than 15. Any vacancy may be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors.
      Pursuant to our charter, each of our directors is elected by our stockholders to serve until the next annual meeting and until his or her successor is duly elected and qualifies. Holders of shares of our common stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of our common stock will be able to elect all of our directors.
Removal of Directors
      Our charter provides that a director may be removed only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. This provision, when coupled with the provision in our bylaws authorizing our board of directors to fill vacant directorships, precludes stockholders from removing incumbent directors and filling the vacancies created by such removal with their own nominees.
Business Combinations
      Maryland law prohibits “business combinations” between us and an interested stockholder or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in certain circumstances specified in the statute, an asset transfer, issuance or transfer by us of equity securities, liquidation plan or reclassification of equity securities. Maryland law defines an interested stockholder as:

•	any person who beneficially owns 10% or more of the voting power of our stock, or

•	an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then-outstanding voting stock.

      A person is not an interested stockholder if our board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, our board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by our board of directors.
      After the five-year prohibition, any business combination between us and an interested stockholder or an affiliate of an interested stockholder generally must be recommended by our board of directors and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of our then-outstanding shares of voting stock, and

•	two-thirds of the votes entitled to be cast by holders of our voting stock other than stock held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or stock held by an affiliate or associate of the interested stockholder.
      These super-majority vote requirements do not apply if our common stockholders receive a minimum price, as defined under Maryland law, for their stock in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its stock.
      The statute permits various exemptions from its provisions, including business combinations that are approved or exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Our board of directors has adopted a resolution exempting any business combination between us and any person from the business combination provisions of the MGCL, provided such business combination is first approved by our board of directors (including a majority of the directors who are not affiliates or associates of such person). However, this resolution may be altered or repealed in whole or in part at any time.
      We can provide no assurance that our board of directors will not amend or rescind this resolution in the future. If this resolution is repealed, or our board of directors does not otherwise approve a business combination, the business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.
Control Share Acquisitions
      The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved at a special meeting of stockholders by the affirmative vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiring person, or by officers or by directors who are our employees, are excluded from shares entitled to vote on the matter. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third,

•	one-third or more but less than a majority, or

•	a majority or more of all voting power.
Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.
      A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

      If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.
      The control share acquisition statute does not apply (1) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) to acquisitions approved or exempted by the charter or bylaws of the corporation.
      Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our common stock. We can provide no assurance that our board of directors will not amend or eliminate such provision in the future. Should this happen, the control share acquisition statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.
Other Anti-Takeover Provisions of Maryland Law
      Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and with at least three independent directors to elect to be subject to any or all of five provisions:

•	a classified board,

•	a two-thirds vote requirement to remove a director,

•	a requirement that the number of directors be fixed only by the vote of the directors,

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred, and

•	a majority requirement for the calling of a special meeting of stockholders.
A corporation can elect into this statute by provision in its charter or bylaws or by a resolution of its board of directors. Furthermore, a corporation can elect to be subject to the above provisions regardless of any contrary provisions in the charter or bylaws.
      Through provisions in our charter and bylaws unrelated to Subtitle 8, (1) vacancies on the board may be filled by the remaining directors, (2) the number of directors may be fixed only by the vote of the directors and (3) a two-thirds vote is required to remove any director from the board.
Amendment to Our Charter and Bylaws
      Our charter may generally be amended only if declared advisable by our board of directors and approved by the affirmative vote of the stockholders entitled to cast at least a majority of all the votes entitled to be cast on the matter under consideration. However, the provision regarding director removal and the corresponding amendment provision may be amended only if advised by the board of directors and approved by the affirmative vote of the stockholders entitled to cast not less than two-thirds of all of the votes entitled to be cast on the matter. Our bylaws provide that only our board of directors may amend or repeal our bylaws or adopt new laws.

Advance Notice of Director Nominations and New Business
      Our bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to our board of directors and the proposal of business to be considered by stockholders may be made only:

•	pursuant to our notice of the meeting,

•	by or at the direction of our board of directors, or

•	by a stockholder who is a stockholder of record both at the time of giving the stockholder’s notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the advance notice procedures set forth in our bylaws.
      With respect to special meetings of stockholders, only the business specified in our company’s notice of meeting may be brought before the meeting of stockholders and nominations of persons for election to our board of directors may be made only:

•	pursuant to our notice of the meeting,

•	by or at the direction of our board of directors, or

•	provided that our board of directors has determined that directors will be elected at such meeting, by a stockholder who is a stockholder of record both at the time of giving the stockholder’s notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.
      Generally, under our bylaws, a stockholder seeking to nominate a director or bring other business before our annual meeting of stockholders must deliver a notice to our secretary not later than the close of business on the 90th day nor earlier than the 120th day prior to the first anniversary of the date of mailing of the notice to stockholders for the prior year’s annual meeting. For a stockholder seeking to nominate a candidate for our board of directors, the notice must describe various matters regarding the nominee, including name, address, occupation and number of shares held, and other specified matters. For a stockholder seeking to propose other business, the notice must include a description of the proposed business, the reasons for the proposal and other specified matters.
Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws
      The provisions of our charter on removal of directors and the advance notice provisions of the bylaws could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our common stockholders or otherwise be in their best interest. Likewise, if our company’s board of directors were to rescind the resolution exempting business combinations from the business combination provisions of the MGCL (or does not otherwise approve a business combination) or if the provision in the bylaws opting out of the control share acquisition provisions of the MGCL were rescinded, these provisions of the MGCL could have similar anti-takeover effects.
Ownership Limit
      Our charter provides that no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (by value or by number of shares, whichever is more restrictive) of the outstanding shares of our common stock. We refer to this restriction as the “ownership limit.” For a fuller description of this restriction and the constructive ownership rules, see “Restrictions on Ownership and Transfer.”
FEDERAL INCOME TAX CONSIDERATIONS
      The following is a general summary of the United States federal income tax considerations related to our REIT election which are anticipated to be material to purchasers of the securities offered by this prospectus.

Your tax treatment will vary depending upon the terms of the specific securities that you acquire, as well as your particular situation. This discussion does not attempt to address any aspects of federal income taxation relevant to your ownership of the securities offered by this prospectus. Instead, the material federal income tax considerations relevant to your ownership of the securities offered by this prospectus will be provided in the applicable prospectus supplement that relates to those securities. This summary is for general information only and is not tax advice.
      The information in this summary is based on current law, including:

•	the Code,

•	current, temporary and proposed Treasury regulations promulgated under the Code,

•	the legislative history of the Code,

•	current administrative interpretations and practices of the IRS, and

•	court decisions,
in each case, as of the date of this prospectus. In addition, the administrative interpretations and practices of the IRS include its practices and policies as expressed in private letter rulings that are not binding on the IRS except with respect to the particular taxpayers who requested and received those rulings. Future legislation, Treasury regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations contained in this discussion. Any such change could apply retroactively to transactions preceding the date of the change.
      We have not requested and do not intend to request a ruling from the IRS that we qualify as a REIT, and the statements in this prospectus are not binding on the IRS or any court. Thus, we can provide no assurance that the tax considerations contained in this summary will not be challenged by the IRS or will be sustained by a court if so challenged. This summary does not discuss any state, local or foreign tax consequences associated with the acquisition, ownership, sale or other disposition of our common stock or our election to be taxed as a REIT.
      You are urged to consult the applicable prospectus supplement, as well as your tax advisors, regarding the specific tax consequences to you of:

•	the acquisition, ownership, and/or sale or other disposition of the securities offered under this prospectus, including the federal, state, local, foreign and other tax consequences;

•	our election to be taxed as a REIT for federal income tax purposes; and

•	potential changes in the applicable tax laws.
Taxation of Our Company
      General. We elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ended December 31, 2004. We believe that we have been organized and have operated in a manner that will allow us to qualify for taxation as a REIT under the Code commencing with our taxable year ended December 31, 2004, and we intend to continue to be organized and operate in this manner. However, qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code, including through our actual annual operating results, asset composition, distribution levels and diversity of stock ownership. Accordingly, no assurance can be given that we have been organized and have operated, or will continue to be organized and operated, in a manner so as to qualify or remain qualified as a REIT. See “— Failure to Qualify.”
      The sections of the Code and corresponding Treasury regulations that relate to qualification and operation as a REIT are highly technical and complex. The following sets forth the material aspects of the sections of the Code that govern the federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, relevant rules and regulations promulgated under the Code, and administrative and judicial interpretations of the Code and these rules and regulations.
      Latham & Watkins LLP has acted as our tax counsel in connection with this registration of our common stock and our election to be taxed as a REIT. Latham & Watkins LLP has rendered an opinion to us to the effect that, commencing with our taxable year ended December 31, 2004, we have been organized in conformity with the requirements for qualification and taxation as a REIT, and our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion was based on various assumptions and representations as to factual matters, including representations made by us in a factual certificate provided by one of our officers. In addition, this opinion was based upon our factual representations set forth in this prospectus. Moreover, our qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code which are discussed below, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by Latham & Watkins LLP. Accordingly, no assurance can be given that our actual results of operation for any particular taxable year will satisfy those requirements. Latham & Watkins LLP has no obligation to update its opinion subsequent to its date. Further, the anticipated income tax treatment described in this prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. See “— Failure to Qualify.”
      Provided we qualify for taxation as a REIT, we generally will not be required to pay federal corporate income taxes on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” that ordinarily results from investment in a C corporation. A C corporation generally is required to pay tax at the corporate level. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when that income is distributed. We will, however, be required to pay federal income tax as follows:

•	First, we will be required to pay tax at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

•	Second, we may be required to pay the “alternative minimum tax” on our items of tax preference under some circumstances.

•	Third, if we have (1) net income from the sale or other disposition of “foreclosure property” held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. Foreclosure property is generally property we acquired through foreclosure or after a default on a loan secured by the property or a lease of the property.

•	Fourth, we will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

•	Fifth, if we fail to satisfy the 75% gross income test or the 95% gross income test, as described below, but have otherwise maintained our qualification as a REIT because certain other requirements are met, we will be required to a pay a tax equal to (1) the greater of (a) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% gross income test, and (b) the amount by which 95% of our gross income (90% for our taxable year ended December 31, 2004) exceeds the amount qualifying under the 95% gross income test, multiplied by (2) a fraction intended to reflect our profitability.

•	Sixth, if we fail to satisfy any of the REIT asset tests, as described below, by more than a de minimis amount due to reasonable cause and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail such test.

•	Seventh, if we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a violation of the REIT gross income tests or certain violations of the asset tests described below) and the violation is due to reasonable cause, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

•	Eighth, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year, and (3) any undistributed taxable income from prior periods.

•	Ninth, if we acquire any asset from a corporation which is or has been a C corporation in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we subsequently recognize gain on the disposition of the asset during the ten-year period beginning on the date on which we acquired the asset, then we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (1) the fair market value of the asset over (2) our adjusted basis in the asset, in each case determined as of the date on which we acquired the asset. The results described in this paragraph with respect to the recognition of gain assume that the C corporation will refrain from making an election to receive different treatment under existing Treasury regulations on its tax return for the year in which we acquire an asset from the C corporation.

•	Tenth, we will be subject to a 100% tax on any “redetermined rents,” “redetermined deductions” or “excess interest.” In general, redetermined rents are rents from real property that are overstated as a result of services furnished by a “taxable REIT subsidiary” of our company to any of our tenants. Redetermined deductions and excess interest represent amounts that are deducted by our taxable REIT subsidiary for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s-length negotiations. See “— Penalty Tax.”
      Requirements for Qualification as a Real Estate Investment Trust. The Code defines a “REIT” as a corporation, trust or association:
      (1) that is managed by one or more trustees or directors;
      (2) that issues transferable shares or transferable certificates to evidence its beneficial ownership;
      (3) that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;
      (4) that is not a financial institution or an insurance company within the meaning of certain provisions of the Code;
      (5) that is beneficially owned by 100 or more persons;
      (6) not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year; and
      (7) that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.
      The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (6), pension funds and other specified tax-exempt entities generally are treated as individuals except that a “look-through” exception applies with respect to pension funds.
      We believe that we have been organized, have operated and have issued sufficient shares of capital stock with sufficient diversity of ownership to allow us to satisfy conditions (1) through (7) inclusive during the relevant time periods. In addition, our charter provides for restrictions regarding the ownership and transfer of our shares that are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. These stock ownership and transfer restrictions are described in “Restrictions on Ownership and Transfer.” These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. If, however, we comply with the rules contained in applicable Treasury regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement. See the section below entitled “— Failure to Qualify.”
      In addition, we may not maintain our status as a REIT unless our taxable year is the calendar year. We have and will continue to have a calendar taxable year.
      Ownership of Interests in Partnerships, Limited Liability Companies and Qualified REIT Subsidiaries. In the case of a REIT which is a partner in a partnership or a member in a limited liability company treated as a partnership for federal income tax purposes, Treasury regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership or limited liability company, as the case may be, based on its interest in partnership capital, subject to special rules relating to the 10% asset test described below. Also, the REIT will be deemed to be entitled to the income of the partnership or limited liability company attributable to its pro rata share of the assets of that entity. The assets and gross income of the partnership or limited liability company retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, our pro rata share of the assets and items of income of our operating partnership, including our operating partnership’s share of these items of any partnership or limited liability company in which it owns an interest, are treated as our assets and items of income for purposes of applying the requirements described in this prospectus, including the REIT income and asset tests described below. We have included a brief summary of the rules governing the federal income taxation of partnerships and limited liability companies below in “— Tax Aspects of Our Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies.”
      We have control of our operating partnership and the subsidiary partnerships and limited liability companies and intend to continue to operate them in a manner consistent with the requirements for our qualification as a REIT. In the future, we may be a limited partner or non-managing member in a partnership or limited liability company. If such a partnership or limited liability company were to take actions which could jeopardize our status as a REIT or require us to pay tax, we could be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a REIT income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below. See “— Failure to Qualify” below.
      We may from time to time own and operate certain properties through wholly-owned subsidiaries that we intend to be treated as “qualified REIT subsidiaries” under the Code. A corporation will qualify as our qualified REIT subsidiary if we own 100% of its outstanding stock and we do not elect with the subsidiary to treat it as a “taxable REIT subsidiary,” as described below. For federal income tax purposes, a qualified REIT subsidiary is not treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, deduction and credit (as the case may be) of the parent REIT for all purposes under the Code, including the REIT qualification tests. Thus, in applying the federal income tax requirements described in this prospectus, any corporation in which we own a 100% interest (other than a taxable REIT subsidiary) is ignored, and all assets, liabilities, and items of income, deduction and credit of such corporation are treated as our assets, liabilities and items of income, deduction, and credit. A qualified REIT subsidiary is not required to pay federal income tax, and our ownership of the stock of a qualified REIT subsidiary will not violate the restrictions on ownership of securities described below under “— Asset Tests.”

      Ownership of Interests in Taxable REIT Subsidiaries. A taxable REIT subsidiary is a corporation other than a REIT in which a REIT directly or indirectly holds stock, and that has made a joint election with the REIT to be treated as a taxable REIT subsidiary. A taxable REIT subsidiary also includes any corporation, other than a REIT, with respect to which a taxable REIT subsidiary owns securities possessing more than 35% of the total voting power or value. Other than some activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. A taxable REIT subsidiary is subject to federal income tax as a regular C corporation. In addition, a taxable REIT subsidiary may be prevented from deducting interest on debt funded directly or indirectly by its parent REIT if certain tests regarding the taxable REIT subsidiary’s debt to equity ratio and interest expense are not satisfied. A REIT’s ownership of securities of taxable REIT subsidiaries will not be subject to the 10% or 5% asset tests described below. See “Asset Tests.”
      We currently hold an interest in one taxable REIT subsidiary and may acquire securities in additional taxable REIT subsidiaries in the future.
      Income Tests. We must satisfy two gross income requirements annually to maintain our qualification as a REIT. First, in each taxable year, we must derive directly or indirectly at least 75% of our gross income, excluding gross income from prohibited transactions, from investments relating to real property or mortgages on real property, including “rents from real property” and, in certain circumstances, interest, or from certain types of temporary investments. Second, in each taxable year, we must derive at least 95% of our gross income, excluding gross income from prohibited transactions, from the real property investments described above, or from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. For these purposes, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales.
      Rents we receive from a tenant will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if all of the following conditions are met:

•	The amount of rent must not be based in any way on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term “rents from real property” solely because it is based on a fixed percentage or percentages of receipts or sales;

•	We, or an actual or constructive owner of 10% or more of our capital stock, must not actually or constructively own 10% or more of the interests in the tenant, or, if the tenant is a corporation, 10% or more of the voting power or value of all classes of stock of the tenant. Rents we receive from such a tenant that is also our taxable REIT subsidiary, however, will not be excluded from the definition of “rents from real property” as a result of this condition if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are substantially comparable to rents paid by our other tenants for comparable space. Whether rents paid by a taxable REIT subsidiary are substantially comparable to rents paid by other tenants is determined at the time the lease with the taxable REIT subsidiary is entered into, extended, and modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, however, if a lease with a “controlled taxable REIT subsidiary” is modified and such modification results in an increase in the rents payable by such taxable REIT subsidiary, any such increase will not qualify as “rents from real property.” For purposes of this rule, a “controlled taxable REIT subsidiary” is a taxable REIT subsidiary in which we own stock possessing more than 50% of the voting power or more than 50% of the total value;

•	Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this requirement is not met, then the portion of the rent attributable to personal property will not qualify as “rents from real property;” and

•	We generally must not operate or manage the property or furnish or render services to our tenants, subject to a 1% de minimis exception, other than through an independent contractor from whom we derive no revenue. We may, however, perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. Examples of these services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, we may employ an independent contractor to provide customary services, or a taxable REIT subsidiary, which may be wholly or partially owned by us, to provide both customary and non-customary services to our tenants without causing the rent we receive from those tenants to fail to qualify as “rents from real property.” Any amounts we receive from a taxable REIT subsidiary with respect to the taxable REIT subsidiary’s provision of noncustomary services will, however, be nonqualifying income under the 75% gross income test and, except to the extent received through the payment of dividends, the 95% gross income test.

      We generally do not intend, and as a general partner of our operating partnership, do not intend to permit our operating partnership, to take actions we believe will cause us to fail to satisfy the rental conditions described above. However, we may intentionally fail to satisfy some of these conditions to the extent we conclude, based on the advice of our tax counsel, the failure will not jeopardize our tax status as a REIT. In addition, with respect to the limitation on the rental of personal property, we have not obtained appraisals of the real property and personal property leased to tenants. Accordingly, there can be no assurance that the IRS will agree with our determinations of value.
      Income we receive that is attributable to the rental of parking spaces at the properties will constitute rents from real property for purposes of the REIT gross income tests if certain services provided with respect to the parking facilities are performed by independent contractors from whom we derive no income, either directly or indirectly, or by a taxable REIT subsidiary, and certain other conditions are met. We believe that the income we receive that is attributable to parking facilities meets these tests and, accordingly, will constitute rents from real property for purposes of the REIT gross income tests.
      From time to time, we enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Except to the extent provided by Treasury regulations, any income we derive from a hedging transaction which is clearly identified as such as specified in the Code, including gain from the sale or disposition of such a transaction, will not constitute gross income for purposes of the 95% gross income test, and therefore will be exempt from this test, but only to the extent that the transaction hedges indebtedness incurred or to be incurred by us to acquire or carry real estate assets. Income from any hedging transaction will, however, be nonqualifying for purposes of the 75% gross income test. The term “hedging transaction,” as used above, generally means any transaction we enter into in the normal course of our business primarily to manage risk of interest rate changes or fluctuations with respect to borrowings made or to be made by us. To the extent that we do not properly identify such transactions as hedges, hedge with other types of financial instruments, or hedge other types of indebtedness, the income from those transactions will not be treated as qualifying income for purposes of the gross income tests. We intend to structure our hedging transactions in a manner that does not jeopardize our status as a REIT.
      To the extent our taxable REIT subsidiary pays dividends, we generally will derive our allocable share of such dividend income through our interest in our operating partnership. Such dividend income will qualify under the 95%, but not the 75%, REIT gross income test. We intend to monitor the amount of the dividend and other income from our taxable REIT subsidiary and we intend to take actions to keep this income, and any other nonqualifying income, within the limitations of the REIT income tests. While we expect these actions will prevent a violation of the REIT income tests, we cannot guarantee that such actions will in all cases prevent such a violation.
      If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Code. Commencing with our taxable year beginning January 1, 2005, we generally may make use of the relief provisions if:

•	following our identification of the failure to meet the 75% or 95% gross income tests for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the

75% or 95% gross income tests for such taxable year in accordance with Treasury regulations to be issued; and

•	our failure to meet these tests was due to reasonable cause and not due to willful neglect.

      For our taxable year ended December 31, 2004, we generally may avail ourselves of the relief provisions if:

•	our failure to meet these tests was due to reasonable cause and not due to willful neglect;

•	we attach a schedule of the sources of our income to our federal income tax return; and

•	any incorrect information on the schedule was not due to fraud with intent to evade tax.
      It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally accrue or receive exceeds the limits on nonqualifying income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed above in “— Taxation of Our Company — General,” even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our nonqualifying income. We may not always be able to comply with the gross income tests for REIT qualification despite our periodic monitoring of our income.
      Prohibited Transaction Income. Any gain that we realize on the sale of property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business, including our share of any such gain realized by our operating partnership, either directly or through its subsidiary partnerships and limited liability companies, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. This prohibited transaction income may also adversely affect our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. Our operating partnership intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning its properties and to make occasional sales of the properties as are consistent with our operating partnership’s investment objectives. We do not intend to enter into any sales that are prohibited transactions. However, the IRS may successfully contend that some or all of the sales made by our operating partnership or its subsidiary partnerships or limited liability companies are prohibited transactions. We would be required to pay the 100% penalty tax on our allocable share of the gains resulting from any such sales.
      Penalty Tax. Any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of services furnished by our taxable REIT subsidiary to any of our tenants, and redetermined deductions and excess interest represent amounts that are deducted by a taxable REIT subsidiary for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s-length negotiations. Rents we receive will not constitute redetermined rents if they qualify for the safe harbor provisions contained in the Code.
      Our taxable REIT subsidiary currently does not provide any services to our tenants. If, in the future, we employ a taxable REIT subsidiary to provide services to our tenants, we intend to set the fees paid to our taxable REIT subsidiary for such services at arm’s length rates, although the fees paid may not satisfy the safe harbor provisions referred to above. These determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, we would be required to pay a 100% penalty tax on the excess of an arm’s length fee for tenant services over the amount actually paid.
      Asset Tests. At the close of each quarter of our taxable year, we must also satisfy four tests relating to the nature and diversification of our assets. First, at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, the term “real estate assets” generally means real property (including interests in real property and interests in mortgages on real property) and shares (or transferable certificates of beneficial interest) in other REITs, as well as any stock or debt instrument attributable to the investment of the proceeds of a stock offering or a public offering of debt with a term of at least five years, but only for the one-year period beginning on the date we receive such proceeds.
      Second, not more than 25% of the value of our total assets may be represented by securities, other than those securities includable in the 75% asset test.
      Third, of the investments included in the 25% asset class, and except for investments in other REITs, our qualified REIT subsidiaries and our taxable REIT subsidiaries, the value of any one issuer’s securities may not exceed 5% of the value of our total assets, and we may not own more than 10% of the total vote or value of the outstanding securities of any one issuer except, in the case of the 10% value test, securities satisfying the “straight debt” safe-harbor. Certain types of securities we may own are disregarded as securities solely for purposes of the 10% value test, including, but not limited to, any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, commencing with our taxable year beginning January 1, 2005, solely for purposes of the 10% value test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code.
      Fourth, not more than 20% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.
      To the extent that we own an interest in an issuer that does not qualify as a REIT, a qualified REIT subsidiary, or a taxable REIT subsidiary, we believe that the value of the securities of any such issuer has not exceeded 5% of the total value of our assets. Moreover, with respect to each issuer in which we own an interest that does not qualify as a qualified REIT subsidiary or a taxable REIT subsidiary, we believe that our ownership of the securities of any such issuer has complied with the 10% voting securities limitation and the 10% value limitation. We believe that the value of our taxable REIT subsidiary does not exceed, and believe that in the future it will not exceed, 20% of the aggregate value of our gross assets. No independent appraisals have been obtained to support these conclusions. In addition, there can be no assurance that the IRS will agree with our determinations of value.
      The asset tests described above must be satisfied at the close of each quarter of our taxable year in which we (directly or through our operating partnership) acquire securities in the applicable issuer, increase our ownership of securities of such issuer (including as a result of increasing our interest in our operating partnership or other partnerships and limited liability companies which own such securities), or acquire other assets. For example, our indirect ownership of securities of each issuer will increase as a result of our capital contributions to our operating partnership or as limited partners exercise their redemption/exchange rights. After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy an asset test because we acquire securities or other property during a quarter, including as a result of an increase in our interest in our operating partnership, we may cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. We believe that we have maintained and intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests. In addition, we intend to take such actions within 30 days after the close of any quarter as may be required to cure any noncompliance.
      Commencing with our taxable year beginning January 1, 2005, certain relief provisions may be available to us if we fail to satisfy the asset tests described above after the 30 day cure period. Under these provisions, we will be deemed to have met the 5% and 10% asset tests if the value of our nonqualifying assets (1) does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter or (b) $10,000,000, and (2) we dispose of the nonqualifying assets or otherwise satisfy such tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury regulations to be issued. For violations due to reasonable cause and not due to willful neglect that are in excess of the de minimis exception described above, we may avoid disqualification as a REIT under any of the asset tests, after the 30 day cure period, by taking steps including (1) the disposition of sufficient nonqualifying assets, or the taking of other actions, which allow us to meet the asset tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury regulations to be issued, (2) paying a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets, and (3) disclosing certain information to the IRS.
      Although we expect to satisfy the asset tests described above and plan to take steps to ensure that we satisfy the tests described above, there can be no assurance that our efforts will always be successful, or will not require a reduction in our operating partnership’s overall interest in an issuer. If we fail to timely cure any noncompliance with the asset tests in a timely manner, and the relief provisions described above are not available, we would cease to qualify as a REIT. See “— Failure to Qualify” below.
      Annual Distribution Requirements. To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

•	90% of our “REIT taxable income;” and

•	90% of our after-tax net income, if any, from foreclosure property; minus

•	the excess of the sum of certain items of non-cash income over 5% of our “REIT taxable income.”
      For these purposes, our “REIT taxable income” is computed without regard to the dividends paid deduction and our net capital gain. In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount on purchase money debt, cancellation of indebtedness or a like-kind exchange that is later determined to be taxable.
      In addition, if we dispose of any asset we acquired from a corporation which is or has been a C corporation in a transaction in which our basis in the asset is determined by reference to the basis of the asset in the hands of that C corporation, within the ten-year period following our acquisition of such asset, we would be required to distribute at least 90% of the after-tax gain, if any, we recognize on the disposition of the asset, to the extent that gain does not exceed the excess of (a) the fair market value of the asset, over (b) our adjusted basis in the asset, in each case, on the date we acquired the asset.
      We generally must pay the distributions described above in the taxable year to which they relate, or in the following taxable year if they are declared during the last three months of the taxable year, payable to stockholders of record on a specified date during such period and paid during January of the following year. Such distributions are treated as paid by us and received by our stockholders on December 31 of the year in which they are declared. In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return for such year and paid on or before the first regular dividend payment after such declaration, provided such payment is made during the twelve-month period following the close of such year. These distributions are taxable to our stockholders, other than tax-exempt entities, in the year in which paid. This is so even though these distributions relate to the prior year for purposes of our 90% distribution requirement. The amount distributed must not be preferential — i.e., every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated other than according to its dividend rights as a class. To the extent that we do not distribute all of our net capital gain, or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be required to pay tax on the undistributed amount at regular corporate tax rates. We believe we have made, and intend to continue to make timely distributions sufficient to satisfy these annual distribution requirements and to minimize our corporate tax obligations. In this regard, the partnership agreement of our operating partnership authorizes us, as general partner, to take such steps as may be necessary to cause our operating partnership to distribute to its partners an amount sufficient to permit us to meet these distribution requirements.
      We expect that our REIT taxable income will be less than our cash flow because of depreciation and other non-cash charges included in computing REIT taxable income. Accordingly, we anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining our taxable income. If these timing differences occur, we may be required to borrow funds or pay dividends in the form of taxable stock dividends in order to meet the distribution requirements.
      Under some circumstances, we may be able to rectify an inadvertent failure to meet the 90% distribution requirements for a year by paying “deficiency dividends” to our stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest to the IRS based upon the amount of any deduction taken for deficiency dividends.
      Furthermore, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year, or in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January immediately following such year, at least the sum of 85% of our REIT ordinary income for such year, 95% of our REIT capital gain income for the year and any undistributed taxable income from prior periods. Any REIT taxable income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax.
      Like-Kind Exchanges. We may dispose of properties in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could subject us to federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.
Failure to Qualify
      Commencing with our taxable year beginning January 1, 2005, specified cure provisions will be available to us in the event that we violate a provision of the Code that would result in our failure to qualify as a REIT. These cure provisions would reduce the instances that could lead to our disqualification as a REIT for violations due to reasonable cause and would instead generally require the payment of a monetary penalty.
      If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be required to pay tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible by us, and we will not be required to distribute any amounts to our stockholders. As a result, we anticipate that our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to stockholders will be taxable as regular corporate dividends to the extent of our current and accumulated earnings and profits. In this event, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which we lost our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.
Tax Aspects of Our Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies
      General. All of our investments are held indirectly through our operating partnership. In addition, our operating partnership holds certain of its investments indirectly through subsidiary partnerships and limited liability companies which we expect will be treated as partnerships (or disregarded entities) for federal income tax purposes. In general, entities that are classified as partnerships (or disregarded entities) for federal income tax purposes are “pass-through” entities which are not required to pay federal income tax. Rather, partners or members of such entities are allocated their shares of the items of income, gain, loss, deduction and credit of the entity, and are potentially required to pay tax thereon, without regard to whether the partners or members receive a distribution of cash from the entity. We include in our income our pro rata share of the foregoing items for purposes of the various REIT income tests and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests and subject to special rules relating to the 10% asset test described above, we will include our pro rata share of the assets held by our operating partnership, including its share of its subsidiary partnerships and limited liability companies, based on our capital interest. See “— Taxation of Our Company.”
      Entity Classification. Our interests in our operating partnership and the subsidiary partnerships and limited liability companies involve special tax considerations, including the possibility that the IRS might challenge the status of one or more of these entities as a partnership (or disregarded entity), as opposed to an association taxable as a corporation for federal income tax purposes. If our operating partnership, or a subsidiary partnership or limited liability company, were treated as an association, it would be taxable as a corporation and would be required to pay an entity-level tax on its income. In this situation, the character of our assets and items of gross income would change and could prevent us from satisfying the REIT asset tests and possibly the REIT income tests. See “— Taxation of Our Company — Asset Tests” and “— Income Tests.” This, in turn, could prevent us from qualifying as a REIT. See “— Failure to Qualify” for a discussion of the effect of our failure to meet these tests for a taxable year. In addition, a change in the tax status of our operating partnership’s or a subsidiary partnership’s or limited liability company’s status might be treated as a taxable event. In that case, we might incur a tax liability without any related cash distributions. We believe our operating partnership and each of our other partnerships and limited liability companies will be classified as a partnership or a disregarded entity for federal income tax purposes.
      Allocations of Income, Gain, Loss and Deduction. The operating partnership agreement generally provides that items of operating income and loss will be allocated to the holders of units in proportion to the number of units held by each such unit holder. Certain limited partners have agreed to guarantee debt of our operating partnership, either directly or indirectly through an agreement to make capital contributions to our operating partnership under limited circumstances. As a result of these guarantees or contribution agreements, and notwithstanding the foregoing discussion of allocations of income and loss of our operating partnership to holders of units, such limited partners could under limited circumstances be allocated a disproportionate amount of net loss upon a liquidation of our operating partnership, which net loss would have otherwise been allocable to us.
      If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Code and the Treasury regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Our operating partnership’s allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury regulations promulgated thereunder.
      Tax Allocations With Respect to the Properties. Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner so that the contributing partner is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss generally is equal to the difference between the fair market value or book value and the adjusted tax basis of the contributed property at the time of contribution, as adjusted from time to time. These allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. Appreciated property was contributed to our operating partnership in exchange for interests in our operating partnership in connection with the formation transactions. The partnership agreement requires that these allocations be made in a manner consistent with Section 704(c) of the Code. Treasury regulations issued under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for book-tax differences. We and our operating partnership have agreed to use the “traditional method” for accounting for book-tax differences for the properties initially contributed to our operating partnership. Under the traditional method, which is the least favorable method from our perspective, the carryover basis of contributed interests in the properties in the hands of our operating partnership (1) will or could cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if all contributed properties were to have a tax basis equal to their fair market value at the time of the contribution and (2) could cause us to be allocated taxable gain in the event of a sale of such contributed interests or properties in excess of the economic or book income allocated to us as a result of such sale, with a corresponding benefit to the other partners in our operating partnership. An allocation described in (2) above might cause us or the other partners to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect our ability to comply with the REIT distribution requirements. See “— Taxation of Our Company — Requirements for Qualification as a Real Estate Investment Trust” and “— Annual Distribution Requirements.” To the extent our depreciation is reduced, or our gain on sale is increased, stockholders may recognize additional dividend income without an increase in distributions.
      Any property acquired by our operating partnership in a taxable transaction will initially have a tax basis equal to its fair market value, and Section 704(c) of the Code will not apply.
Other Tax Consequences
      State, local and foreign income tax laws may differ substantially from the corresponding federal income tax laws, and this discussion does not purport to describe any aspect of the tax laws of any state, local or foreign jurisdiction. You should consult your tax advisor regarding the effect of state and local tax laws with respect to our tax treatment as a REIT and on an investment in our common stock.
PLAN OF DISTRIBUTION
      We may sell the securities domestically or abroad to one or more underwriters for public offering and sale by them or may sell the securities to investors directly or through dealers or agents, or through a combination of methods. Any underwriter, dealer or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement.
      Underwriters may offer and sell the securities at: (1) a fixed price or prices, which may be changed, (2) market prices prevailing at the time of sale, (3) prices related to the prevailing market prices at the time of sale or (4) negotiated prices. We also may, from time to time, authorize underwriters acting as their agents to offer and sell the securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.
      Any underwriting compensation paid by us to underwriters, dealers or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. The maximum compensation to be received by any NASD member will not exceed 10% of the gross offering proceeds plus an additional 0.5% for bona fide due diligence expenses in connection with the sale of the securities registered hereunder. Underwriters, dealers and agents may be entitled, under agreements entered into with us and our operating partnership, to indemnification against and contribution toward civil liabilities, including liabilities under the Securities Act. We will describe any indemnification agreement in the applicable prospectus supplement.
      Unless we specify otherwise in the applicable prospectus supplement, any series of securities issued hereunder will be a new issue with no established trading market (other than our common stock, which is listed on the NYSE). If we sell any shares of our common stock pursuant to a prospectus supplement, such shares will be listed on the NYSE, subject to official notice of issuance. We may elect to list any other securities issued hereunder on any exchange, but we are not obligated to do so. Any underwriters or agents to or through whom such securities are sold by us or our operating partnership for public offering and sale may make a market in such securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. We cannot assure you as to the liquidity of the trading market for any such securities.
      If indicated in the applicable prospectus supplement, we may authorize underwriters or other persons acting as our agents to solicit offers by institutions or other suitable purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement, pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. These purchasers may include, among others, commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions. Delayed delivery contracts will be subject to the condition that the purchase of the securities covered by the delayed delivery contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject. The underwriters and agents will not have any responsibility with respect to the validity or performance of these contracts.
      To facilitate the offering of the securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover the over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.
      The underwriters, dealers and agents and their affiliates may be customers of, engage in transactions with and perform services for us and our operating partnership in the ordinary course of business.
LEGAL MATTERS
      Certain legal matters will be passed upon for us by Latham & Watkins LLP, San Diego, California. Venable LLP, Baltimore, Maryland, has issued an opinion to us regarding certain matters of Maryland law.
EXPERTS
      The consolidated balance sheet of BioMed Realty Trust, Inc. and subsidiaries as of December 31, 2004, the balance sheet of Inhale 201 Industrial Road, L.P., as of December 31, 2003, and the related consolidated statements of income and stockholders’ equity of BioMed Realty Trust, Inc. and subsidiaries for the period from August 11, 2004 (commencement of operations) through December 31, 2004, the related statements of income and owners’ equity of Inhale 201 Industrial Road, L.P. for the period from January 1, 2004 through August 17, 2004 and the years ended December 31, 2003 and 2002, the related consolidated and combined statement of cash flows of BioMed Realty Trust, Inc. and subsidiaries and Inhale 201 Industrial Road, L.P. for the year ended December 31, 2004, the related statements of cash flows of Inhale 201 Industrial Road, L.P. for the years ended December 31, 2003 and 2002 and the related financial statement schedule III of BioMed Realty Trust, Inc. as of December 31, 2004, all incorporated in this prospectus by reference, have been so incorporated in reliance upon the reports of KPMG LLP, independent registered public accountants, and upon the authority of said firm as experts in accounting and auditing.
      The combined statement of revenues and certain expenses of the Lyme Portfolio, and the statements of revenues and certain expenses of Bridgeview II, Nancy Ridge, Graphics Drive and Phoenixville for the year ended December 31, 2004, incorporated in this prospectus by reference, have been so incorporated in reliance upon the reports of KPMG LLP, independent auditors, and upon the authority of said firm as experts in accounting and auditing. KPMG LLP’s reports refer to the fact that the statements of revenues and expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and are not intended to be a complete presentation of revenues and expenses.

PROSPECTUS

8,000,000 Shares
BioMed Realty Trust, Inc.
Common Stock

PROSPECTUS SUPPLEMENT

RAYMOND JAMES
CITIGROUP
KEYBANC CAPITAL MARKETS
WACHOVIA SECURITIES
FRIEDMAN BILLINGS RAMSEY
RBC CAPITAL MARKETS
STIFEL NICOLAUS
BB&T CAPITAL MARKETS
May      , 2006